SHARE PURCHASE AGREEMENT




between

Interbrew S.A.
as Guarantor

Interbrew UK Holdings Limited
as Vendor

Brandbrew S.A.
as Brandbrew

Golden Acquisition Limited
as Purchaser

Coors Worldwide, Inc.
as IP Purchaser

and

Adolph Coors Company
as Purchaser Guarantor



relating to



the acquisition of the shares in Bass Holdings Limited and certain of the intellectual property rights of Brandbrew S.A.


[SIMMONS & SIMMONS LETTERHEAD]

                                    CONTENTS

1.   Definitions and Interpretation............................................................................1

2.   Transfer of the BHL Shares, Intellectual Property Rights and Consideration...............................13

3.   Conditions Precedent.....................................................................................14

4.   Pre Completion Undertakings..............................................................................16

5.   Completion...............................................................................................20

6.   Completion Working Capital Statement and Intra-Group Debt................................................24

7.   Post-Completion Undertakings.............................................................................25

8.   Vendor Warranties........................................................................................32

9.   Limitations On Claims....................................................................................35

10.  Purchasers' Warranties...................................................................................40

11.  Vendor Indemnities.......................................................................................41

12.  Parent Company Guarantees................................................................................45

13.  Reorganisation agreements guarantee......................................................................47

14.  Entire Agreement.........................................................................................49

15.  Variation................................................................................................50

16.  Assignment...............................................................................................50

17.  Confidentiality and Announcements........................................................................51

18.  Further Assurances.......................................................................................53

19.  Costs....................................................................................................53

20.  Severability.............................................................................................53

21.  Counterparts.............................................................................................53

22.  Notices..................................................................................................53

23.  No Rights Under Contracts (Rights of Third Parties) Act 1999.............................................57

24.  Governing Law, Jurisdiction and Service of Process.......................................................57

SCHEDULE 1: ANCILLARY AGREEMENTS..............................................................................

SCHEDULE 2: BHL DETAILS.......................................................................................

SCHEDULE 3: PROPERTIES........................................................................................

PART 1: THE CERTIFICATED PROPERTIES..........................................................................

PART 2: THE UNCERTIFICATED PROPERTIES........................................................................

SCHEDULE 4: COMPLETION ACCOUNTS..............................................................................

PART 1: Preparation of the Completion Accounts...............................................................

PART 2: Policies, Methods And Practices Applied For The Completion Accounts..................................

PART 3: Reference Working Capital Amount.....................................................................

PART 4:  COMPLETION ACCOUNTS.................................................................................

PART 5:  Completion Working Capital Statement................................................................

PART 6:  Completion Working Capital Adjustments..............................................................

SCHEDULE 5:  PURCHASERS' WARRANTIES..........................................................................

SCHEDULE 6:  TAX COVENANT....................................................................................

SCHEDULE 7: VENDOR WARRANTIES................................................................................

SCHEDULE 8: ALLOCATION OF CONSIDERATION......................................................................

SCHEDULE 9:  RESIGNING DIRECTORS AND SECRETARIES.............................................................

SCHEDULE 10:  PENSIONS.......................................................................................

SCHEDULE 11:  VENDOR'S AWARENESS.............................................................................

SCHEDULE 12: DORMANT GROUP COMPANIES.........................................................................

SCHEDULE 13:  INTELLECTUAL PROPERTY MATTERS..................................................................

SCHEDULE 14:  BRANDS.........................................................................................

SCHEDULE 15:  PATENTS........................................................................................

SCHEDULE 16:  PROPERTY MATTERS...............................................................................

SCHEDULE 17: ACCOUNTS........................................................................................

SCHEDULE 18: EMPLOYEE LISTS..................................................................................

PART 1: BBL Band 5 and above and sales and marketing employees...............................................

SCHEDULE 19: KEY IP..........................................................................................

THIS SHARE PURCHASE AGREEMENT is dated 24th December, 2001 and made

BETWEEN:

(1) INTERBREW S.A., (the "Guarantor"), a company incorporated in Belgium whose registered office is at Grand Place 1, 1000 Brussels, Belgium;

(2) INTERBREW UK HOLDINGS LIMITED, (the "Vendor"), a company incorporated in England and Wales under company number 3984542 whose registered office is at c/o Simmons & Simmons, CityPoint, One Ropemaker Street, London EC2Y 9SS;

(3) BRANDBREW S.A., ("Brandbrew"), a company incorporated in Luxembourg whose principal place of business is at Rue Carlo Hemmer 4, L-1734, Luxembourg;

(4) GOLDEN ACQUISITION LIMITED, ("Purchaser"), a company incorporated in England and Wales under company number 4320727 whose registered office is at 35 Basinghall Street, London EC2V 5DB;

(5) COORS WORLDWIDE, INC., ("IP Purchaser"), a company incorporated in Colorado, USA whose principal place of business is at 311 10th Street, Golden, Colorado, 80401 USA; and

(6) ADOLPH COORS COMPANY, ("Purchaser Guarantor"), a company incorporated in Colorado, USA whose registered office is at 311 10th Street, Golden, Colorado, 80401 USA.


BACKGROUND:

(A) The Vendor has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of Bass Holdings Limited for the consideration and upon the terms and subject to the conditions set out in this Agreement.

(B) Brandbrew has agreed to sell, and IP Purchaser has agreed to purchase, the intellectual property rights and domain names relating to the business of the Group (other than certain of such rights relating to the CAFFREY'S brand) for the consideration and upon the terms and subject to the conditions set out in this Agreement.

(C) The IP Purchaser, at the time of execution of this Agreement, will enter into the Caffrey's Assignment pursuant to which it will acquire the registered Intellectual Property relating to the "CAFFREY'S" brand outside of the Republic of Ireland which is currently owned by Bass Holdings Limited.

(D) The Purchaser Guarantor has agreed to guarantee certain obligations of the Purchasers under this Agreement.

THE PARTIES AGREE THAT:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings:

         "ABN Amro Facility" means the multi-currency loan facility provided by ABN Amro Bank N.V. and others to Interbrew S.A., Interbrew UK Holdings Limited, Interbrew UK Limited and Interbrew Belgium N.V. dated 10 June 2000 (as amended and supplemented);

         "ABN Security Guarantees" means the guarantees provided by members of the Group to ABN Amro Bank N.V.;

         "ABN Share Pledges" means the pledges over the shares of the Subsidiaries given by BHL, BBL and Barbox Limited (as detailed in the Subsidiary Details Appendix) to ABN Amro Bank N.V. to secure its obligations as guarantor under the ABN Amro Facility;

         "Agreed Form" means in relation to any document, the document in a form agreed by the Vendor and the Purchaser and initialled for the purposes of identification;

         "Ancillary Agreements" means the agreements in the Agreed Form which shall be executed and delivered at Completion and which are set out in schedule 1;

         "Article 141" means Article 141 of the Treaty of Rome or any current or future legislation which implements Article 141 or which implements any EC Directive relating to equal treatment. References to the EC shall be taken to include the European Community (formerly the European Economic Community) and the European Union;

         "Band 4" and "Band 5" means those employees listed or referred to in the Disclosure Letter under the heading "Band 4" or "Band 5" as the case may be;

         "Barbican Brands" means the brands identified under the heading "Barbican Brands" in schedule 14;

         "Bass Ale Brands" means the brands identified under the heading "Bass Ale Brands" in schedule 14 (including the Triangle Device);

         "Bass Brands" means the Tennent's Brands, the Bass Ale Brands, the Staropramen Brands and the Barbican Brands;

         "Bass Retained Group" means Six Continents PLC and any of its subsidiaries at the relevant time;

         "Bass SPA" means the Sale and Purchase Agreement dated 14 June 2000 between Bass PLC (now known as Six Continents PLC), the Vendor and others as amended on 03 July 2000;

         "Bass Taverns" means Six Continents Retail Limited (formerly Bass Taverns Limited) (registered no. 24542), whose registered office is at Cape Hill, PO Box 27, Birmingham, West Midlands BH16 0PQ;

         "BBETUS" means the Bass Brewers Executive Top Up Scheme established by a deed dated 05 April 2001;

         "BB(IP)" means Bass Brewers (IP) B.V., a private company limited by shares incorporated in the Netherlands details of which are set out in the Subsidiary Details Appendix;

         "BB(IP) Loan Agreement" means the loan agreement made between BB(IP) and BIH and dated 28 September 1999;

         "BBL" means Bass Brewers Limited, details of which are set out in the Subsidiary Details Appendix;

         "BBL Directors" means each of Paul Cooke, Christian Edger, Jeremy Fowden, John Holberry, Mark Hunter, Peter Swinburn, Martin Thomas, Paul Thomas, Johan Van Biesbroeck and Christian Verougstraete;

         "BBPP" means the Bass Brewers Pension Plan established by a deed dated 1 December 2000;

         "BBW" means Bass Beers Worldwide Limited, a company registered in England and Wales under company number 4003563;

         "BBW Assets" means the assets and business transferring pursuant to the BBW BPA;

         "BBW BPA" means the business purchase agreement in Agreed Form between BBW and BBL;

         "BBW Warranties" means the warranties in schedule 2 of the BBW BPA;

         "Beer" means beers of any description including light, pale or bitter ale, export or premium ale, mild ale, brown ale, strong ale (including barley wine), bitter, stout or porter, sweet stout, lager, export or premium lager (also known as malt lager or malt liquor), strong lager, premium low carbohydrate beer and low carbohydrate beer and however fermented, conditioned or packaged and whether or not having an alcohol content;

         "BHL" means Bass Holdings Limited, a company registered in England and Wales under company number 25675;

         "BHL Accounts" means the Reference Accounts as defined in schedule 4;

         "BHL Accounts Date" means 30 June 2001;

         "BHL Shares" means the entire issued share capital of BHL comprising 8,466,920 ordinary shares of L.1 each;

         "BIH" means Bass International Holdings N.V., a company incorporated in the Netherlands under number 33128095 whose registered office is at Strawinskylaan, 3105 1077 ZX, Amsterdam, the Netherlands;

         "Brodies" means the Vendor's Scottish solicitors of 15 Atholl Crescent, Edinburgh EH3 8HA;

         "Business" means the combination of the "Retained Business" as defined in the TCB BPA and the "Transferring Business" as defined in the BBW BPA;

         "Business Day" means a day (excluding Saturdays) on which banks generally are open in London and Brussels for the transaction of normal banking business;

         "Business IP" means:

         (A)      the Intellectual Property owned by the Group; and

         (B)      the Target IP

         "Caffrey's Assignment" means the assignment of the Caffrey's Rights between BHL and the IP Purchaser of even date herewith;

         "Caffrey's Rights" means the registered Intellectual Property relating to the Caffrey's brand outside of the Republic of Ireland which is currently owned by BHL as defined in the Caffrey's Assignment;

         "Caffrey's Warranties" means the Vendor Warranties to the extent they relate to the Caffrey's Rights;

         "CarlingNet Website" means the website whose uniform resource locators at the date hereof include the domain names "fa-carling.com", "fa-premier.com" and "carlingnet.com";

         "Certificated Properties" means the freehold and leasehold properties, brief details of which are set out in part 1 of schedule 3 and which are more particularly described in the Certificates of Title;

         "Certificates of Title" means the certificates of title dated 24 December 2001 given by Simmons & Simmons and Brodies in relation to the Certificated Properties;

         "Companies Act" means the Companies Act of 1985, as amended;

         "Completion" means completion of the transfer of the BHL Shares, the Target IP, and the Target Domain Names in accordance with clause 5;

         "Completion Accounts" means the accounts prepared in accordance with paragraph 2 of part 1 of schedule 4 and agreed or determined in accordance with paragraph 5 thereof;

         "Completion Date" means the date on which Completion occurs pursuant to clause 5;

         "Completion Working Capital Amount" means the amount shown as such in the Completion Working Capital Statement;

         "Completion Working Capital Statement" means the statement of adjusted working capital to be prepared in accordance with paragraph 3 of part 1 of schedule 4 and agreed or determined in accordance with paragraph 5 thereof;

         "Confidentiality Letter" means the letter dated 30 October 2001 between Coors Brewing Company and Interbrew S.A.;

         "Costs" means any liabilities, losses, damages, claims, costs (including legal costs) and expenses (including tax), in each case, of any nature whatsoever (together with any amounts in respect of irrecoverable VAT arising thereon);

         "Data Room" means all correspondence, documents and other information in the Data Room Index;

         "Data Room Index" means the indices of the contents of the Data Room which are attached to the Disclosure Letter and signed by the Purchasers' Solicitors and the Vendor's Solicitors for the purposes of identification;

         "Deferred Consideration" means the deferred consideration (if any) payable pursuant to clause 7.13;

         "Disclosure Letter" means the letter dated 24 December 2001 from the Vendor's Solicitors to the Purchaser's Solicitors, as amended between the parties by agreement of even date, in relation to the Vendor Warranties;

         "Dispense Equipment" means all dispense heads, taps, cellar connectors, pipework, in-line coolers or flow cooling equipment, gas regulators or mechanical pumps, cleaning equipment and all other equipment (but not consumable items) of the type used in connection with the retail sale of Beer;

         "Disposal" means:

         (1) a sale, transfer, gift, assignment or disposal of any interest in Relevant Assets (but excluding any licensing or charging of any such interest in the ordinary course of business) to a Leading Brewer; or

         (2)      the entry into any Merger Transaction; or

         (3) the issue of securities to a Leading Brewer by the Purchaser or any of its subsidiary undertakings from time to time or by any member of the Purchaser Group that owns directly any Relevant Assets other than shares of the Purchaser; or

         (4) a legally binding agreement to do any of the act or things referred to in sub-clause (1), (2) or (3) above;

         "Draft Completion Accounts Pack" shall have the meaning given in paragraph 5.1 of part 1 of schedule 4;

         "Encumbrance" includes any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by law) or other security agreement or arrangements or any agreement to create such interest, agreement or arrangement;

         "Enterprise Operating Agreement" means the management and operating agreement entered into between BHL and Bass Taverns on 22 August 2000;

         "Enterprise Pubs" means every and any of the public houses currently vested in BHL and known as The Abbey Inn Burton on Trent, Bass House Basingstoke, The City Hotel Hull, The Heath Inn Hanley and The Sefton Arms Epsom and "Enterprise Pub" shall be construed accordingly;

         "Environmental Claim" means any claim in respect of any breach of the Environment Warranties;

         "Environment Warranties" means the Vendor Warranties set out in paragraph 23 of schedule 7;

         "Group" means BHL and the Subsidiaries;

         "Group Company" means any of BHL or the Subsidiaries and "Group Companies" shall be construed accordingly;

         "group undertaking" shall be construed in accordance with section 259 of the Companies Act at the date hereof;

         "holding company" shall be construed in accordance with sections 736 and 736A of the Companies Act at the date hereof;

         "IM" means the information memorandum prepared on behalf of the Vendor, dated October 2001;

         "Independent Accountants" means the firm appointed pursuant to paragraph 5.6 of part 1 of schedule 4;

         "Intellectual Property" means all patents, trade marks, service marks, rights in designs, trade or business names, copyright (including rights in computer software), topography rights, know-how, secret formulae, recipes and processes, yeast strains, lists of suppliers and customers and other confidential and proprietary knowledge and information, rights protecting goodwill and reputation, database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

         "Interbrew Group" means Interbrew S.A., its holding companies, its subsidiaries and any other subsidiaries of its holding company from time to time;

         "Interbrew Financial Period End" means the end of a four week or five week period used by the Interbrew Group in the UK for the purposes of internal financial reporting, twelve of which make up a financial year;

         "Interbrew Retained Group" means the Interbrew Group excluding the
         Group;

         "Interbrew Retained Group Company" means any member of the Interbrew Retained Group at the relevant time;

         "Intra-Group Guarantees" means any guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever (including the ABN Security Guarantees):

         (A) given by any Group Company in respect of a liability of any Interbrew Retained Group Company (each an "Intra-Group (Interbrew Retained Group Company) Guarantee"); and/or (as the context may require)

         (B) given by any Interbrew Retained Group Company in respect of a liability of any Group Company (each an "Intra-Group (Group Company) Guarantee");

         "Intra-Group Debts" shall have the meaning given in paragraph 4 of part 1 of schedule 4;

         "Intra-Group Debts Owing" means the Intra-Group Debts owed by Group Companies or the Joint Venture Companies to Interbrew Retained Group Companies as at Completion;

         "Intra-Group Debts Receivable" means the Intra-Group Debts owed by Interbrew Retained Group Companies to Group Companies or the Joint Venture Companies, as at Completion;

         "IT Systems" means the information technology used by any member of the Group or otherwise in the Business including without limitation, hardware, software, firmware and associated documentation;

         "ITTSA" means the agreement between (1) TCB (as Customer) and (2) BBL (as Provider) relating to the provision of transitional services dated 29 October 2001;

         "IUK" means Interbrew UK Limited, a company registered in England and Wales under company number 3982132;

         "Joint Venture Companies" means Tradeteam Limited and Grolsch (UK) Limited details of which are set out in the Subsidiary Details Appendix and "Joint Venture Company" means either of them;

         "Key IP" means the Registered trade marks specified in schedule 19;

         "Leading Brewer" means Carlsberg Tetley PLC or any of its subsidiary undertakings or parent undertakings from time to time;

         "Licences In" means, where used in schedule 7, the Material licences of Intellectual Property which have been granted by third parties to any of the Group Companies;

         "Licences Out" means, where used in schedule 7, the Material licences of Intellectual Property which have been granted by any of the Group Companies to third parties;

         "Lost Licence" means any water abstraction licence which relates to, or is used in relation to, the Business or the Properties and which are not held by or not validly held by a Group Company;

         "Material" means, unless otherwise expressed, material in the context of the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or financial results of the Group and "Materially" shall be construed accordingly;

         "Material Adverse Effect" means any effect that, individually or in the aggregate with other effects is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or financial results of the Group taken as a whole;

         "Melio" means Melio Luxembourg International S.a.r.l. a company incorporated in Luxembourg whose registered office is at 2 Rue de La Tour Jacob, L-1831, Luxembourg;

         "Merger Transaction" means any transaction involving the amalgamation of the share capital or businesses of Carlsberg Tetley PLC or any of its subsidiary undertakings from time to time with all or a significant part of:

         (1) the issued shares of any member of the Group whose business or assets are material in the context of the Group's businesses taken as a whole; or

         (2)      the businesses or assets of the Group (taken as a whole)

         whereby Carlsberg Tetley PLC or any of its subsidiary undertakings from time to time and a member of the Purchaser Group each has an ownership interest in the Business following the completion of the merger transaction through an equity stake or otherwise;

         "Net Debt Schedule" means the schedule prepared in accordance with paragraph 4 of part 1 of schedule 4 and agreed or determined in accordance with paragraph 5 of part 1 thereof;

         "Normalisation Process Document" means Exhibits 2 and 4 (excluding pages 3, 4 and 5 of 17) to the discussion of principles document in Agreed Form as amended by the working capital document in Agreed Form;

         "Patents" means the patent applications and registrations listed in schedule 15;

         "Post-Acquisition Domain Names" means any domain name registered in the name of or held on behalf of an Interbrew Retained Group Company which was applied for or acquired on or after 22 August 2000 at the instruction or direction of any Group Company;

         "Post-Acquisition IP" means any Registered Intellectual Property owned by an Interbrew Retained Group Company which was applied for or acquired on or after 22 August 2000 at the instruction or direction of any Group Company;

         "Properties" means the Certificated Properties and the Uncertificated Properties;

         "Property Agreements" means:

         (A) the agreement for the transfer of the lease relating to Anglo Holt House New Street West Bromwich dated 14 April 2000 and made between BHL and Bass PLC (now Six Continents PLC);

         (B) the agreement dated 30 March 2000 for the transfer of 16 public houses and made between BHL and Bass Taverns;

         (C)      the Taverns Agreement;

         (D) the agreement dated 14 April 2000 for the transfer of the business carried on from and the freehold property known as Grinkle Park West Yorkshire and made between BHL and Bass Taverns;

         (E) the Enterprise Agreement being an agreement dated 10 June 1999 made between BHL, Bass Taverns (now Six Continents Retail Limited), Enterprise Inns PLC pursuant to which BHL agreed to sell certain public houses to inter alia Enterprise Inns PLC;

         (F) the Ingleby Agreement being an agreement dated 2 June 2000 made between BHL and JD Apthorp relating to the sale of Ingleby Moor, Grinkle Park near Loftus West Yorkshire;

         (G) the memorandum dated 01 October 1999 and made between BBL and Bass Developments Limited relating to the development of Middle Yard and Station Road, Burton-on-Trent pursuant to which BBL and Bass Developments Limited share certain development profits as are therein mentioned;

         "Purchaser Group" means the Purchaser, its holding company, its subsidiaries and any other subsidiaries of its holding company from time to time;

         "Purchasers" means the Purchaser, Trushelfco (No. 2855) Limited, and the IP Purchaser;

         "Purchasers' Accountants" means Ernst & Young;

         "Purchasers' Solicitors" means Slaughter and May of 35 Basinghall Street, London EC2V 5DB;

         "Purchasers' Warranties" means the representations and warranties of the Purchasers set out in schedule 5;

         "Reference Working Capital Amount" means the amount of working capital determined in accordance with part 3 of schedule 4;

         "Reference Working Capital Statement" means the statement of working capital set out in part 3 of schedule 4;

         "Registered" includes registrations and applications for registration;

         "Relevant Assets" means all or a Material part of:

         (A)      the BHL Shares held by members of the Purchaser Group; and/or

         (B) the shares of any member of the Group and/or the assets or shares of the Purchaser; and/or

         (C)      the business and/or assets of any member of the Group; and/or

         (D)      the Key IP;

         "Relevant Claim" means, save as otherwise expressly provided, any claim in respect of any breach of a Vendor Warranty or a BBW Warranty or any claim under the Tax Covenant;

         "Relevant Employee" means any past or present employee of any Group Company;

         "relevant Purchaser" means:

         (A) the Purchaser, where the BHL Shares are involved and/or where the relevant company is BHL or any of the Subsidiaries; and

         (B) the IP Purchaser, where the Target IP or Target Domain Names are involved;

         "Replies to Enquiries" means the replies to the enquiries relating to the Certificated Properties in the form annexed to the Certificates of Title as "Annexure A" given on behalf of BBL to the Vendor's Solicitors and Brodies;

         "Review Period" means the period specified in paragraph 5.3 of part 1 of schedule 4;

         "Senior Executives" means the directors of BBL other than the resigning directors listed in schedule 9;

         "Six Continents PLC" means Six Continents PLC a public limited company registered in England and Wales under company no. 913450 and whose registered office is at 20 North Audley Street London W1Y 1WE;

         "Staropramen Brands" means the brands identified under the heading "Staropramen Brands" in schedule 14;

         "Statutory Accounts" means, in relation to any Group Company:

         (A) the audited balance sheet of that Group Company as at the Statutory Accounts Date; and

         (B) the audited profit and loss account of that Group Company for the period ended 26 August 2000 and for the eighteen week period ended on the Statutory Accounts Date;

         together with any notes, reports, statements or documents made thereon and annexed or attached thereto as initialled by the Vendor and the Purchaser for the purposes of identification;

         "Statutory Accounts Date" means 30 December 2000;

         "Subsidiaries" means the subsidiaries of BHL (excluding the Joint Venture Companies and including, for the avoidance of doubt, the dormant companies listed in schedule 12), details of which are set out in the Subsidiary Details Appendix;

         "subsidiary" and "subsidiaries" shall be construed in accordance with sections 736 and 736A of the Companies Act at the date hereof;

         "Subsidiary Details Appendix" means the Agreed Form appendix setting out details of the Subsidiaries and Joint Venture Companies;

         "subsidiary undertaking" and "parent undertaking" shall be construed in accordance with section 258 of the Companies Act at the date hereof;

         "Target Domain Names" means:

         (A) any domain names which Six Continents PLC agreed to transfer pursuant to the Bass SPA;

         (B)      the Post-Acquisition Domain Names; and

         (C) any other domain names registered in the name of or held on behalf of an Interbrew Retained Group Company which have in the 12 months prior to Completion been used exclusively in the Business;

         but excluding in each case any domain name which uses any of the Bass Brands as part of the domain name and the domain names "redism.com", "redt.co.uk", "ulsterbrewery.com", "bbnational.co.uk", "bbns.co.uk", "bbretail.co.uk" and "bbww.com";

         "Target IP" means:

         (A)      the Patents;

         (B) any Intellectual Property which Six Continents PLC agreed to transfer pursuant to the Bass SPA;

         (C)      the Post-Acquisition IP; and

         (D) any other Intellectual Property owned by an Interbrew Retained Group Company which has in the 12 months prior to Completion been used exclusively in the Business;

         but excluding from (B) and (C) and (D):

         (1) any trade mark containing any of the Bass Brands (including any goodwill or common law rights which are connected or attached to the same);

         (2) any Intellectual Property which relates predominantly or exclusively to the Bass Brands;

         (3) any copyright or database right in respect of the content or design of the websites which are currently located at www.redism.com, www.redt.co.uk and www.bass-museum.com;

         (4) CTM no. 792663 Great British Pub Company, Russian trade mark no. 187948 Great British Pub Company, UK trade mark no. B1356002 AS WE GET IT, UK trade mark no. B991997 OLD CELLAR, UK trade mark no. B1347122 Old Cellar (device), UK trade mark no. 423265 Old Cellar, Irish trade mark no. B139406 OLD CELLAR, and Irish trade mark no. B139123 Old Cellar (device); and

         (5) for the avoidance of doubt, any Intellectual Property owned by the Group;

         "Taverns Agreement" means the agreement dated 14 April 2000 relating to the transfer by BHL of legal title to certain public houses and made between BHL and Bass Taverns;

         "tax" and "tax authority" shall have the same meanings as they have for the purposes of the Tax
         Covenant;

         "Tax Covenant" means the covenant relating to tax set out in schedule
         6;

         "Tax Warranties" means the Vendor Warranties relating to tax set out in paragraph 24 (Taxation) of schedule 7;

         "TCB" means Tennent Caledonian Breweries Limited (formerly known as Tennent Caledonian Brewers Limited), a company incorporated in England and Wales under company number 4301581;

         "TCB BPA" means the business purchase agreement dated 29 October 2001 (as amended and supplemented) between BBL and TCB;

         "TCB Reorganisation" means the reorganisation of the Group effected pursuant to the TCB Transaction Documents;

         "TCB Transaction Documents" means the documents listed in section N.18 of the Data Room entered into between BBL and TCB (and others) to effect the TCB Reorganisation;

         "Tennent's Brands" means the brands identified under the heading "Tennent's Brands" in schedule 14;

         "Third Party Borrowings" means the aggregate of all borrowings and indebtedness in the nature of borrowings in relation to which any Group Company has any liability (present or future, actual or contingent) as at close of business on the Completion Date other than (1) the capital sum of approximately E.16m plus interest accruing thereunder owed by BB(IP) pursuant to the BB(IP) Loan Agreement; (2) any borrowings of the Joint Venture Companies; (3) Intra Group Debts; and (4) all debts incurred in the ordinary course of trading including without limitation trade creditors and duty payments;

         "Title Deeds" means the originals of the deeds (which may include certified or examined copies of the deeds) relating to the title of any member of the Group to the Properties which are in the possession or under the control of any member of the Interbrew Retained Group;

         "Total Intra-Group Debt" means the net amount of Intra-Group Debts as set out in the Net Debt Schedule;

         "Tradeteam" means Tradeteam Limited, a company incorporated in England and Wales under company number 3078367;

         "Triangle Device" means the triangle device depicted in UK trade mark registration no. 1 and any confusingly similar device;

         "UK Competent Authority" means the DGFT, the Competition Commission and/or the Secretary of State for Trade and Industry;

         "UK GAAP" means the accounting policies, procedures, methods and practices generally accepted in the United Kingdom, including all SSAPs, FRSs and UITF abstracts mandatory for adoption;

         "Uncertificated Properties" means the freehold and leasehold properties, brief details of which are set out in part 2 of schedule 3;

         "Unconnected Third Party" means any person who is not a member of the Purchaser Group for the time being;

         "undertaking" shall be construed in accordance with section 259 of the Companies Act at the date hereof;

         "VAT" means value added tax or any similar sales or turnover tax;

         "VDD" means the Vendor Due Diligence Report prepared by KPMG in respect of BHL dated November 2001;

         "Vendor's Accountants" means KPMG of 8 Salisbury Square, London EC4Y
         8BB;

         "Vendor's Solicitors" means Simmons & Simmons of CityPoint, One Ropemaker Street, London EC2Y 9SS; and

         "Vendor Warranties" means the representations and warranties of the Vendor and Brandbrew set out in schedule 7.

1.2      In this Agreement, unless the context otherwise requires:

         (A) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

         (B) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

         (C)      references to one gender include all genders;

         (D) any reference to an enactment or statutory provision is, save as otherwise expressly provided, a reference to it as it may have been, or may from time to time be, amended, re-enacted (with or without modification) or consolidated and also includes any provision that replaces such provision; and

         (E) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.3 The schedules comprise schedules to this Agreement and form part of this Agreement and have the force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the schedules. Reference to a clause or clauses or to a party or parties shall mean clauses of, and a party or the parties to, this Agreement;

1.4 The Disclosure Letter has such contractual effect as is expressly provided herein (or therein) and forms part of this Agreement.

2.       TRANSFER OF THE BHL SHARES, INTELLECTUAL PROPERTY RIGHTS AND
         CONSIDERATION

2.1      BHL SHARES

         The Vendor agrees to sell, with full title guarantee, the BHL Shares, and the Purchaser agrees to purchase the BHL Shares. The BHL Shares shall be sold and purchased fully paid up and free from any Encumbrance, together with all rights which, at the date of Completion or subsequently, attach to them. The BHL Shares shall be sold and purchased on the terms and subject to the conditions set out in this Agreement.

2.2      INTELLECTUAL PROPERTY RIGHTS

         Brandbrew agrees to sell or procure the sale of; (i) the Key IP free from any Encumbrance and with full title guarantee; and (ii) the Target IP (other than the Key IP) and IP Purchaser agrees to purchase the Target IP. The Target IP shall be sold on the terms and subject to the conditions set out in this Agreement.

2.3      DOMAIN NAMES

         Brandbrew agrees to sell or procure the sale of the Target Domain Names and IP Purchaser agrees to purchase the Target Domain Names. The Target Domain Names shall be sold on the terms and subject to the conditions set out in this Agreement.

2.4      CONSIDERATION
         The aggregate consideration payable by the Purchasers for the BHL Shares, the Target IP and the Target Domain Names shall be the aggregate of:

         (A)      L.1,162,000,000.00;

         (B) plus or minus (as appropriate) any amount payable in relation to the Completion Working Capital Statement under clause 6.1;

         (C) adjusted by an amount equal to the Total Intra-Group Debt in accordance with clause 6.3;

         (D)      plus any amount payable by the Purchaser pursuant to clauses
                  7.13 to 7.18 (inclusive); and

         (E)      plus any amount payable by the Purchaser pursuant to schedule
                  16.

2.5 The allocation of the consideration referred to in clause 2.4(A) as between the BHL Shares, the Target IP and the Target Domain Names and (in the case of the BHL Shares) as adjusted by clauses 2.4(B) and 2.4(C) is set out in schedule 8. Each amount payable to the Vendor pursuant to clauses 2.4(D) and 2.4(E) shall be allocated to the amount payable for the BHL Shares.

2.6      TAXES

         In respect of United Kingdom or United States stamp duty or other documentary or transfer taxes payable in relation to this Agreement or the transfer of the BHL Shares pursuant to this Agreement, the Purchasers shall be responsible for the payment of such amount of stamp duty or other documentary or transfer taxes as determined by the relevant tax authority whether by the process of adjudication under sections 12 and 12A of the Stamp Duty Act 1891 or otherwise. Without prejudice to the foregoing, the relevant Purchaser shall pay the amount of such duty or other documentary or transfer tax (including any interest or penalties) should it be necessary for any of the parties to this Agreement to enforce the provisions of this Agreement or the transfer of the BHL Shares pursuant to this Agreement in the United Kingdom or the United States of America. For the avoidance of doubt this clause 2.6 does not apply in respect of Bass Beers Worldwide SA
         (PTY) Limited which is dealt with under the BBW BPA.

2.7      ADJUSTMENTS

         Any payment made to the relevant Purchaser by the Vendor pursuant to any claim in respect of any breach of the Vendor Warranties (other than to the extent that the Vendor Warranties relate to the Target IP) or any claim under the Tax Covenant shall, so far as possible, be made by way of adjustment to the consideration payable for the transfer of the BHL Shares. Any payment made to the IP Purchaser by Brandbrew in respect of the Vendor Warranties relating to the Target IP shall, so far as possible, be made by way of adjustment to the consideration payable for the Target IP.

2.8      VAT

         Any sum payable under this Agreement is exclusive of any amount in respect of applicable VAT.

3.       CONDITIONS PRECEDENT

3.1 The Vendor covenants with the Purchasers to use its best endeavours to secure the acceptance by the Secretary of State for Trade and Industry (the "Secretary of State") of undertakings (the "Undertakings") pursuant to Section 88 of the Fair Trading Act 1973 (the "FTA") for the purpose of remedying or preventing the adverse effects specified in the report of the Competition Commission on the acquisition by Interbrew SA of the brewing interests of Bass PLC (Cm 5014, January 2001) by no later than 31 January 2002.

3.2      PRE-APPROVAL OF PURCHASERS

         The obligations of the parties to complete the transfer of the BHL Shares, the Target IP and the Target Domain Names shall be conditional upon:

         (A) revocation of the Merger Report (Interbrew SA and Bass PLC) (Interim Provision) Order 2001 (SI 2001/318) made on 8 February 2001; and

         (B) the Director General of Fair Trading (the `DGFT') approving, under the terms of the Undertakings, the Purchasers as purchasers of the BHL Shares and the Target IP and the Target Domain Names.

3.3      FULL CO-OPERATION IN OBTAINING DGFT APPROVAL OF THE PURCHASERS

         In order to ensure that the condition precedent in clause 3.2 is fulfilled:

         (A) the Vendor undertakes to use all best endeavours to, and the Purchasers undertake to provide such assistance to the Vendor in connection with any dealing, or submission to, the DGFT as is required by the Vendor in order to, obtain the approval of the DGFT of the Purchasers as the purchasers of BHL and the Target IP and the Target Domain Names;

         (B) the Purchasers will at all times co-operate with the Vendor in providing to the DGFT such information as may be necessary with a view to ensuring that the conditions in clause 3.2 are fulfilled as soon as is reasonably practicable and shall provide the Vendor with copies of any proposed communication to the DGFT made pursuant to this clause 3.3 and take due consideration of any comments that the Vendor may have in relation to such communication, provided that a Purchaser shall not be required to provide the Vendor with any of the Purchasers' confidential information or business secrets; and

         (C) the Vendor will provide to the DGFT such information as may be necessary with a view to ensuring that the conditions in clause 3.2 are fulfilled as soon as is reasonably practicable and shall provide the Purchasers with copies of any proposed communication to the DGFT made pursuant to this clause 3.3 and take due consideration of any comments that the Purchasers may have in relation to such communication, provided that the Vendor shall not be required to provide the Purchasers (or any of them) with any confidential information or business secrets relating to the Interbrew Retained Group.

3.4 The obligations of the parties to complete the transfer of the BHL Shares, the Target IP and the Target Domain Names shall be conditional upon the Caffrey's Assignment having become unconditional.

3.5      TERMINATION PROVISIONS

         If Completion has not occurred on or before 28 February 2002, each of the Vendor and the Purchasers shall have the right to terminate this Agreement by written notice to the other and this Agreement (other than this clause 3.5, clause 9.21, clause 9.22, clause 14 (Entire Agreement), clause 15 (Variation), clause 17 (Confidentiality and Announcements), clause 19 (Costs), clause 22 (Notices), clause 23 (No Rights Under Contracts (Rights of Third Parties) Act 1999) and clause 24 (Governing Law, Jurisdiction and Service of Process) shall terminate and no party shall have any claim hereunder of any nature whatsoever against any other party save in respect of their accrued rights and/or liabilities arising from any prior breach of this Agreement.

4.       PRE COMPLETION UNDERTAKINGS

4.1      GENERAL MATTERS

         Pending Completion, the Vendor shall procure that, save with the prior written consent of the Purchaser:

         (A) each Group Company shall carry on its business in the ordinary and usual course;

         (B) each Group Company shall maintain a level of working capital and trade inventory, consistent with historical levels for that Group Company and at that time of year;

         (C) subject to the terms of the Confidentiality Letter, the Purchasers' representatives and the proposed lenders shall be allowed, upon reasonable notice and during normal business hours, reasonable access to the Properties, to the executives at the level of Band 4 and to such executives at other levels as the Purchasers may reasonably request (and, to the extent the Vendor is reasonably able to do so, executives from the Joint Venture Companies and the Vendor's advisers), and to the books and records of each Group Company, (including, without limitation, all statutory books (in the case of Group Companies only), minute books (in the case of Group Companies only), leases, contracts, supplier lists and customer lists) and to the books and records of the Interbrew Retained Group Companies relating to the Business IP together with the right to take copies;

         (D) no dividend or other distribution (within the meaning of section 209, 210 or 418 of the Income and Corporation Taxes Act 1988 (the "Taxes Act")) shall be declared, paid or made by any Group Company to any Interbrew Retained Group Companies;

         (E) no share or loan capital (nor options, rights to subscribe or other rights in respect thereof) shall be allotted or issued or agreed to be allotted or issued by any Group Company and no Group Company shall undergo a reduction in capital or redeem or repurchase any share or loan capital;

         (F) no Group Company shall create or agree to create or permit any Encumbrances over all or any part of its assets save for liens arising in the ordinary course of business;

         (G) no Group Company shall employ any new executives or terminate the employment or office of any existing executives in Band 4 or above and no change shall be made in the redundancy practices of any Group Company including the benefits other than salary payable to any executive on redundancy;

         (H) no general salary increases for any employee shall be made outside the ordinary course of the annual review to take effect from 1 January 2002, and no change shall be made by any Group Company in the terms of employment of any executives at the level of Band 4 or above where the change would increase such an executive's total remuneration package, in each case including pension fund commitments (other than changes required by law);

         (I) no employees of any Group Company shall be transferred to the Interbrew Retained Group Companies and no employees of the Interbrew Retained Group Companies shall be transferred to any Group Company;

         (J) no Group Company shall enter into any new contract or new commitment (or make a bid or offer which may lead to a contract or commitment) which would have an annualised total value of L.2,000,000 or more;

         (K) no Group Company shall agree to any variation of any existing contract to which that Group Company is a party having an annualised total value of L.2,000,000 or more where the variation changes the annualised value of the said contract by 10% or more;

         (L) no Group Company shall acquire or dispose of, or agree to acquire or dispose of, any business or any asset either (1) where such acquisition or disposal would require the approval of an Executive Vice President of Interbrew S.A. under policies applied at the date hereof, or (2) outside the ordinary and usual course of business;

         (M) no Group Company shall enter into any borrowing, which expression for this purpose shall not include (1) indebtedness existing between Group Companies, or (2) indebtedness existing between Group Companies and the Interbrew Retained Group Companies, in each case provided such indebtedness arises in the ordinary course and in accordance with limits subsisting at the date of this Agreement;

         (N) no Group Company shall enter into any contract with any member of the Interbrew Retained Group;

         (O) no Group Company shall engage in any factoring of receivables other than pursuant to and in accordance with the TCB Transaction Documents;

         (P) no Group Company shall fail to take any action required to maintain any of its insurances in force or knowingly do anything to make any policy of insurance void or voidable or make at its own initiative any material change in the terms of the insurance covering the activities of that Group Company, or cancel any such insurance save that some insurance policies, being part of a global insurance program of the Interbrew Group, including general and product liability insurance, property insurance, travel insurance and executive risk insurance will be cancelled or cease to cover the Group Company as from Completion;

         (Q) no change shall be made (and no consent to any change shall be given by any Group Company (other than Bass Brewers Pensions Limited)) to the terms of the BBPP or the BBETUS other than where such change is required by law or to maintain their contracted-out or their tax exempt approved status and no power or discretion shall be exercised by any Group Company (other than Bass Brewers Pensions Limited) under the terms of the BBPP and the BBETUS and no consent shall be given by any Group Company (other than Bass Brewers Pensions Limited) to the exercise of any such power or discretion except where such exercise is required by law or to maintain the contracted-out or tax exempt approved status of the BBPP and the BBETUS. To the extent within the Vendor's control, the existing investments of the BBPP as at the date of this Agreement shall not be changed;

         (R) no Group Company shall enter into any agreement, contract, arrangement or transaction in relation to the CarlingNet Website;

         (S) no Group Company shall knowingly create or waive a third party right which would have a Material Adverse Effect on the current use of any Certificated Property for the business of the Group or a Material Adverse Effect on the current use of any Uncertificated Property for the business of the Group;

         (T) no Group Company shall alter the provisions of its Memorandum or Articles of Association or adopt or pass further regulations or resolutions inconsistent therewith;

         (U) no Group Company shall discontinue or cease to operate all or a material part of its business;

         (V) no Group Company shall pass any resolutions in general meeting or by way of written resolution, including, without limitation, any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve or any other reserve;

         (W) no Group Company and no member of the Interbrew Retained Group shall waive, release, charge, grant or transfer any rights with respect to any Material Business IP or Target Domain Names or domain names owned by any Group Company, or abandon or allow to lapse any Business IP or Target Domain Names or domain names owned by any Group Company;

         (X) no Group Company shall make any change to the accounting procedures or principles by reference to which its accounts are drawn up, other than changes required by law or UK GAAP (as the same applies from time to time); and

         (Y) no Group Company shall dispose of or agree to dispose of any Property or agree to acquire an interest in any property except that any Group Company may enter into any of the following transactions or arrangements (or any agreements in that regard):-

                  (1) the surrender of the Lease of Longfield House, Headingley Office Park, Leeds, and payment of a surrender premium of not more than L.600,000 exclusive of VAT;

                  (2) the extension of the term of the Lease for blocks 2, 3 and 4 Headingley Office Park, Leeds with an increase in rent not exceeding L.100,000 per annum;

                  (3) the taking of a Lease of a customer technical support store in Lincolnshire at a rent not exceeding
                           L.4,000 per annum;

                  (4) the sale of land at Shobnall Maltings in approximately the area edged green on the Certificate of Title relating to that Property;

                  (5) the assignment, underletting or surrender of any or all of the Properties at Unit 3, Gibbons Lane, London E15, Unit 2, The Parks, Haydock and Unit 2, Lochside Court, Dumfries;

                  (6) any actions required to perfect or regularise or satisfy legal requirements (or those of the appropriate land registry) in connection with the transfer of Wellpark Brewery, Glasgow and "Smiths" car park Barrack Street, Glasgow to TCB and Omagh Depot and the Ulster Brewery to Bass Ireland Limited; and

                  (7) the grant of a lease of part of the Uncertificated Property known as Rocksborough House, Solihull, to BBW.

4.2 Without limitation to clause 4.1, pending Completion, the Vendor shall procure that the Purchaser receives, at the same time as their delivery to the relevant directors, copies of all board papers given to directors of BBL and, in addition, it shall procure that no Group Company shall take or omit to take any action or do or fail to do any act or thing referred or which, in accordance with past practice of the Group, would ordinarily be referred to the board of BBL for approval without prior consultation with, and the express approval of, the Purchaser.

4.3      Nothing in clause 4.1 or otherwise in this Agreement shall prevent:

         (A) any Group Company from taking any steps required to be taken by it in order to complete or give effect to the Ancillary Agreements, the TCB BPA or the TCB Transaction Documents or enforcing the terms thereof;

         (B) BBL from entering into an amendment agreement in Agreed Form in connection with the supply and distribution agreement dated 22 August 2000 between (1) Six Continents Retail Limited and
                  (2) Bass Brewers Limited (the "6C Supply and Distribution Agreement") for the purposes of confirming continuity of the supply of certain drinks products under the 6C Supply and Distribution Agreement and any consequential arrangements; or

         (C) BBL from entering into a side letter agreement in Agreed Form in connection with the following distribution agreements between BBL and TCB relating to:

                  (1)      the distribution of Staropramen in England and Wales;

                  (2) the distribution of Tennent's Extra and Tennent's Pilsner in England and Wales;

                  (3) the distribution of Bass Mild to Six Continents Retail, on trade wholesale and the independent on trade in England and Wales;

                  (4) the distribution of Tennent's lager in England and Wales;

                  (5) the distribution of Bass Best Scotch to Six Continents Retail, on trade wholesale and the independent on trade in England and Wales; and

                  (6) distribution of Draught Bass to Six Continents Retail, on trade wholesale and the independent on trade in England and Wales.

4.4      INTRA-GROUP GUARANTEES

         (A) The parties acknowledge their intention that the guarantee provided by ACE in relation to the Group's custom bond insurance (the "ACE Guarantee") shall continue following signature of this Agreement.

         (B) The Guarantor and the Purchasers agree to use all reasonable endeavours following signature of this Agreement to facilitate the release on Completion of:

                  (1) the composite guarantee to The Royal Bank of Scotland pIc dated 11 October 1994 in respect of which BBL is subject; and

                  (2) the ACE Counter Indemnity in respect of which the Vendor is subject.

4.5 The Vendor agrees to procure that BBW shall act so as to give effect to the provisions of Annex 2.

5.       COMPLETION

5.1 Following satisfaction of the last condition in clause 3, completion of the transfer of the BHL Shares, the Target IP and the Target Domain Names shall take place as follows:

         (A) At any time on or prior to 18 February 2002 the Vendor shall serve a written notice on the Purchaser requiring that such completion shall take place on a date not less than 4 Business Days after the date of service of such notice on the Purchaser provided that the date for such completion stipulated in the notice shall be a Saturday on or prior to Saturday 23 February 2002.

         (B) The transfer of the BHL Shares, the Target IP and the Target Domain Names shall be completed at the offices of the Vendor's Solicitors (or at such other venue as may be agreed in writing between the Vendor and the Purchaser).

         (C) Save as provided otherwise the events referred to in the following sub-clauses of this clause 5 shall take place on Completion. Immediately prior to the occurrence of such events, completion of the Caffrey's Assignment shall take place (pursuant to the terms of such agreement) and the Vendor shall demand repayment by BHL of an aggregate amount of the Intra-Group Debts owing by BHL to the Vendor equal to the total amount of monetary consideration received by BHL from the IP Purchaser upon completion of the transactions the subject of the Caffrey's Assignment.

5.2 The Vendor shall deliver or cause to be delivered to the Purchaser (for itself and, where relevant, as agent on behalf of each other Purchaser):

         (A) duly executed transfers into the name of the Purchaser in respect of all of the BHL Shares, together with the relevant share certificates;

         (B) share certificates or bearer warrants in respect of all of the issued shares in the capital of each of the Subsidiaries and all of the issued shares in the capital of each of the Joint Venture Companies owned by the Group (unless such shares are in uncertificated form);

         (C) the certificates of incorporation (including any certificate of incorporation on change of name), the common seals, all minute books, share registers and share certificate books (with any unissued share certificates) and other statutory books of each Group Company incorporated in the United Kingdom (which shall be written up to but not including the Completion
                  Date);

         (D) a copy of the minutes (certified by a duly appointed officer as true and correct) of meetings of the board of directors (or equivalent) of the Vendor, the Guarantor and Brandbrew, authorising the execution of and the performance by the Vendor, the Guarantor and Brandbrew of their respective obligations under this Agreement and each of the other documents to be executed by any of them pursuant hereto;

         (E)      the Certificates of Title;

         (F) the Title Deeds (in so far as any of them are held by Interbrew Retained Group Companies) or a letter of instruction to the firm of solicitors holding the original Title Deeds and documents (in so far as any of them are held by solicitors of the Interbrew Retained Group Companies) that they are to be held to the order of one of the Purchasers or as it may direct;

         (G) each of the Ancillary Agreements (other than the Caffrey's Assignment) duly executed by the relevant Interbrew Retained Group Companies which are parties thereto;

         (H)      releases of the ABN Security Guarantees and the ABN Share
                  Pledges;

         (I) letters acknowledging repayment, pursuant to Clause 5.4(B) of all Intra-Group Debts Owing; and

         (J) a certificate (signed by a duly appointed officer of each of the Vendor and Brandbrew) certifying that the Vendor Warranties are accurate in all material respects and not misleading as of the Completion Date as though a reference to the Completion Date were substituted for any express or implied reference to the time of this Agreement.

5.3      The Purchaser shall deliver or cause to be delivered to the Vendor:

         (A) each of the Ancillary Agreements (other than the Caffrey's Assignment) duly executed by one or more of the Purchasers or any relevant member of the Purchaser Group which are parties thereto;

         (B) copies of minutes of the Purchaser (certified by a duly appointed officer as true and correct) and of the IP Purchaser and the Purchaser Guarantor, authorising the execution of and performance by them of their obligations under this Agreement and each of the other documents to be executed by them pursuant hereto; and

         (C) letters acknowledging repayment, pursuant to clause 5.4(A) of all Intra-Group Debts Receivable.

5.4      At Completion:

         (A) The Vendor shall procure that each Interbrew Retained Group Company which owes any part of the Intra-Group Debts Receivable at Completion repays such outstanding debt which it owes in the manner provided for in clauses 5.5(C), 5.8 and 5.9.

         (B) The Purchaser shall procure that each Group Company which owes any part of the Intra-Group Debts Owing at Completion repays such outstanding debt which it owes in the manner provided for in clauses 5.5(B), 5.6 and 5.7.

5.5 Subject to clause 5.6 the Purchaser shall cause the amount of L.1,162,000,000.00 to be paid to the Vendor or any persons(s) nominated by the Vendor by electronic funds transfer to the bank account or accounts of the Vendor or such other person so nominated before Completion. Such payment shall consist of the aggregate of the following payments:

         (A) a payment by the Purchaser to the Vendor, as consideration (subject to later adjustment pursuant to clauses 2.4(B), 2.4(D) and 2.4(E)) for the BHL shares, the Target IP and the Target Domain Names, of the amount specified in clause 2.4(A) as adjusted by clauses 2.4(C) and 6.3 but so that the aggregate payment does not exceed L.1,162,000,000.00;

         (B) repayment, pursuant to clause 5.4(B), by the Purchaser as agent for each Group Company which owes any part of the Intra-Group Debts Owing, of such outstanding debt (to the extent of such outstanding debt); and

         (C) repayment, pursuant to clause 5.4(A), by the Vendor, as agent for each Interbrew Retained Group Company which owes any part of the Intra-Group Debts Receivable at Completion (or on its own account, to the extent that it is the Interbrew Retained Group Company which owes such debt), of such outstanding debt (to the extent of such outstanding debt)

         in each case for value as at Completion. If Completion is not a Business Day then any sum referred to in clause 5.7 must be paid so that the recipient has the benefit of such funds on the date of Completion.

5.6 Where Completion shall not take place until Saturday 26 January 2002 there shall be deducted from the amounts payable by the Purchaser pursuant to Clause 5.5 an amount equal to US$500,000. In the event that Completion shall not take place until after Saturday 26 January 2002 in addition to the amount of US$500,000 aforesaid there shall also be deducted an additional sum of US$500,000 multiplied by the number of complete weeks after Saturday 26 January 2002 on which Completion takes place.

5.7 The Purchaser shall enter into a loan agreement with each Group Company as the agent of which it makes a repayment of any part of the Intra-Group Debts Owing pursuant to clause 5.4(B) to record that, as a result of such repayment by the Purchaser as agent of each such Group Company, each such Group Company owes to the Purchaser an amount equal to such part of the Intra-Group Debts Owing repaid by the Purchaser as its agent.

5.8 Any amount received by the Vendor pursuant to clause 5.5(B) shall be received:

         (A) to the extent that the Vendor is the Interbrew Retained Group Company to which the Intra-Group Debts Owing are owed, by the Vendor on its own behalf; and

         (B) to the extent that the Vendor is not the Interbrew Retained Group Company to which the Intra-Group Debts Owing are owed, by the Vendor as agent of the respective Interbrew Retained Group Companies to which such respective parts of the Intra-Group Debts Owing are owed and the Vendor shall enter into a loan agreement with each Interbrew Retained Group Company as the agent of which it receives a repayment of any part of the Intra-Group Debts Owing pursuant to clause 5.5(B) to record that, as a result of such repayment received as agent of each such Interbrew Retained Group Company, the Vendor owes to each such Interbrew Retained Group Company an amount equal to such part of the repayment of Intra-Group Debts Owing received by the Vendor as its agent.

5.9 The Vendor shall enter into a loan agreement with each Interbrew Retained Group Company as the agent of which it makes a repayment of any part of the Intra-Group Debts Receivable pursuant to clause 5.5(C) to record that, as a result of such repayment by the Vendor as agent of each such Interbrew Retained Group Company, each such Interbrew Retained Group Company owes to the Vendor an amount equal to such part of the Intra-Group Debts Receivable repaid by the Vendor as its agent.

5.10 Any amount received by the Purchaser pursuant to clause 5.5(C) shall be received by the Purchaser as agent of the respective Group Companies to which such Intra-Group Debt Receivable is owed and the Purchaser shall enter into a loan agreement with each Group Company as the agent of which it receives a repayment of debt pursuant to clause 5.5(C) to record that, as a result of such repayment received as agent of each such Group Company, the Purchaser owes to each such Group Company an amount equal to such part of the repayment of Intra-Group Debts Receivable received by the Purchaser as its agent.

5.11 The events relating to the completion of the sale of the BBW Assets set out in the BBW BPA shall take place as provided therein.

5.12 The Vendor shall procure that meetings of the directors, or of the shareholders, as appropriate, of the Group Companies are held at which the following business is transacted:

         (A) the directors of BHL shall approve for registration (subject to being duly stamped) the transfer of the BHL Shares referred to in clause 5.2(B);

         (B) the situation of the registered office of each Group Company, which is currently situated at any Interbrew Retained Group Company address, shall be changed to that of the registered office of the Purchaser or a member of the Purchaser Group or to such other address as the Purchaser shall notify to the Vendor in writing prior to Completion; and

         (C) the persons listed in schedule 9 shall resign as directors and/or secretaries of the relevant Group Companies and shall sign as a deed a letter in the Agreed Form and such persons as shall be notified to the Vendor by the Purchasers prior to Completion shall be appointed, with effect from the end of the meeting, as directors of the relevant Group Companies.

         The Vendor shall procure that minutes of each duly held board meeting (certified by a duly appointed officer as true and correct) and the resignations and letters referred to are delivered to the Purchasers' Solicitors.

5.13 The Vendor shall procure the present auditors of the Group Companies to resign their office as such and provide a letter notifying their resignation, acknowledging they have no claim against any Group Company and containing a statement pursuant to section 394(1) of the Companies Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors.

5.14     The Tax Covenant shall come into full force and effect at Completion.

5.15 The provisions of schedule 10 (Pensions) shall come into full force and effect at Completion.

5.16 The provisions of schedule 13 (Intellectual Property Matters) shall come into full force and effect at Completion other than those expressed to take effect from the date of this Agreement which shall come into full force and effect on the date of this Agreement.

5.17     INSURANCE

         With effect from Completion and for a period of not less than 2 years following Completion, the Purchaser shall procure that each Group Company shall maintain policies of insurance with no less favourable coverage than those offered by or for the benefit of the Group Companies as existing at the date hereof and in particular all such policies shall be on a "claims made" basis rather than an "occurrence" basis.

5.18     NO DELAY IN COMPLETION

         Notwithstanding any other provision of this clause 5, if the Vendor is unable to deliver to the Purchaser on the Completion Date (in any case other than in respect of BHL, BBL, Tradeteam, Grolsch (UK) Limited, BHR International BV, BB(IP), Barbox Limited and Pubs 247 Limited which shall be so delivered):

         (A) all of the share certificates in respect of the Subsidiaries referred to in clause 5.2(B); or

         (B)      each of the items referred to in clause 5.2(C),

         save that in respect of BB(IP) and BHR International BV any documents required by a notary to perfect the releases of the ABN Security Guarantees and ABN Share Pledges shall not be required to be delivered on Completion, but on the next Business Day thereafter but, for the avoidance of doubt, this will not in any way affect the Vendor's obligations under clause 5.2(H) to deliver releases in respect of BB(IP) and BHR International BV.

         Completion shall nevertheless take place in accordance with clause 5.1 provided that the Vendor notifies the Purchaser no fewer than 3 Business Days in advance of the Completion Date of the items it will be unable to deliver on Completion and, delivers on Completion to the Purchaser appropriate assurances or undertakings, in a form or forms approved by the Purchaser no fewer than 2 Business Days before Completion, in respect of those share certificates or other items which it is unable so to deliver (including, without limitation, indemnities in respect of lost share certificates) in order to ensure their delivery (or, as the case may be, replacement) as soon as reasonably practicable following Completion.

6.       COMPLETION WORKING CAPITAL STATEMENT AND INTRA-GROUP DEBT

6.1      COMPLETION WORKING CAPITAL STATEMENT

         The Vendor and the Purchasers agree that they will follow the procedures described in schedule 4 in preparing the Completion Working Capital Statement. If the Completion Working Capital Amount is greater than the Reference Working Capital Amount, the Purchaser shall pay the amount of the difference to the Vendor by way of adjustment to the consideration for the BHL Shares. If the Completion Working Capital Amount is less than the Reference Working Capital Amount, then the Vendor shall pay the amount of the difference to the Purchaser by way of adjustment to the consideration for the BHL Shares.

6.2      PAYMENT AND INTEREST

         The payment of the amount so determined pursuant to, or referred to in, clause 6.1 shall be paid to the relevant payee, within five (5) Business Days of the date on which such amount is agreed or determined pursuant to schedule 4. Any such amount shall attract interest at the same rate as the prevailing base rate of Lloyds TSB pIc from (but excluding) the Completion Date until (and including) the date of payment.

6.3      INTRA-GROUP DEBT

         If the Intra-Group Debts Receivable are greater than the Intra-Group Debts Owing, the amount left after deducting the Intra-Group Debts Owing from the Intra-Group Debts Receivable shall be added to the consideration for the BHL Shares, pursuant to clause 2.4(C) (to the extent of such amount). Whereas, if the Intra-Group Debts Owing are greater than the Intra-Group Debts Receivable, the amount left after deducting the Intra-Group Debts Receivable from the Intra-Group Debts Owing, shall be deducted from the consideration for the BHL Shares, pursuant to clause 2.4(C), (to the extent of such amount).

7.       POST-COMPLETION UNDERTAKINGS

7.1      GUARANTEES

         The relevant Purchaser agrees that it shall use all reasonable endeavours to obtain the unconditional and absolute release of each Interbrew Retained Group Company from any Intra-Group (Group Company) Guarantee to which it is a party on or as soon as practicable following Completion and, pending such release, to indemnify the relevant Interbrew Retained Group Company against all amounts paid by it pursuant to any such Intra-Group (Group Company) Guarantee in respect of any liability of any Group Company or any Interbrew Retained Group Company in respect of any liability of any Group Company (and all Costs incurred in connection with such liability) whether arising before or after Completion (provided that the Guarantor shall procure that the relevant Interbrew Retained Group Company shall, to the extent reasonably practicable, consult with the relevant Purchaser prior to making any such payment).

7.2 The Vendor agrees that it shall use all reasonable endeavours to obtain the unconditional and absolute release of each Group Company from any Intra-Group (Interbrew Retained Group) Guarantee to which it is a party on or as soon as practicable following Completion and, pending such release, to indemnify the relevant Group Company against all amounts paid by it pursuant to any such Intra-Group (Interbrew Retained Group) Guarantee in respect of any liability of any Interbrew Retained Group Company (and all Costs incurred in connection with such liability) whether arising before or after Completion (provided that the Purchaser Guarantor shall procure that the relevant Group Company shall, to the extent reasonably practicable, consult with the Vendor prior to making any such payment).

7.3 The Vendor agrees that it shall use its reasonable endeavours to assist the Purchaser in procuring the release of each Group Company from any guarantee given for the benefit of Six Continents PLC or any of its subsidiaries, by, upon the Purchaser's request (and subject to being fully indemnified in respect of all Costs), exercising its rights under clause 7.3 of the Bass SPA and, pending such release, agrees to indemnify the relevant member of the Group against all amounts paid by it pursuant to any such guarantee in respect of any liability of Six Continents PLC and/or any of its subsidiary undertakings whether arising before or after Completion (provided that the relevant member of the Group shall, to the extent reasonably practicable, consult with the Vendor prior to making any such payment).

7.4 The Purchaser agrees that it shall use its reasonable endeavours to assist the Vendor in complying with and discharging its obligations under clause 7.2 of the Bass SPA, by (and subject to being fully indemnified in respect of all Costs) procuring the release of Six Continents PLC or any of its subsidiaries from any guarantee given by them for the benefit of the Group and, pending such release, agrees to indemnify the Vendor against all amounts paid by it pursuant to its obligations under the said clause 7.2 in respect of any liability of any Group Company arising after Completion (provided that the Vendor shall, to the extent reasonably practicable, consult with the Purchaser prior to making any such payment).

7.5      ACCESS

         (A) The Purchasers shall procure that after Completion each Group Company provides the Vendor and its advisers with such access (during normal office hours and on reasonable notice) to the senior employees, accounts, working papers and other financial information of the relevant Group Company as is reasonably necessary for the purposes of:

                  (1)      preparing the Guarantor's annual report and accounts;

                  (2) preparing any Interbrew Retained Group Company's tax returns or accounts;

                  (3) complying with any legal, regulatory or compliance requirements, in each case in the United Kingdom or elsewhere;

                  (4) dealing with any insurance claims involving the Vendor, whether made before or after Completion;

                  (5) the preparation by any Interbrew Retained Group Company of any financial information required in connection with the listing of shares or any debt security of any member of the Interbrew Retained Group on any securities exchange, investment exchange, quotation system or other recognised trading market; or

                  (6) compliance by any Interbrew Retained Group Company with clause 7.4 of the Bass SPA.

                  In addition, the Purchasers shall procure that each Group Company provides to the Vendor and its advisers such access to information which such Group Company possesses and is entitled to provide to the Vendor and its advisers relating to any issue affecting Interbrew Retained Group Companies and currently the subject of legal proceedings or which after Completion becomes the subject of legal proceedings (other than Relevant Claims), over the period that any such legal proceedings are outstanding.

         (B) The Vendor shall procure that after Completion each member of the Interbrew Retained Group provides the Purchasers and their respective advisers with such access (during normal office hours and on reasonable notice) to the senior employees, accounts, working papers and other financial information and employees of members of the Interbrew Retained Group as is reasonably necessary for the purposes of:

                  (1) preparing the Purchaser Guarantor's annual report and accounts;

                  (2)      preparing any tax returns or accounts of any Group
                           Company;

                  (3) complying with any legal, regulatory or compliance requirements, in each case in the United Kingdom or elsewhere;

                  (4) dealing with any insurance claims involving any Group Company, whether made before or after Completion; or

                  (5) the preparation by any member of the Purchaser Group (including the Group) of any financial information required in connection with bank financing or the listing of shares or any debt security of any member of the Purchaser Group (including the Group) on any securities exchange, investment exchange, quotation system or other recognised trading market.

                  In addition, the Guarantor shall procure that each Interbrew Retained Group Company provides to the Purchaser and its advisers such access to information (including tax opinions) about any reorganisation that may have taken place prior to the 22 August 2000 acquisition of BHL by the Vendor as they may reasonably request and to any other information in each case which such Interbrew Retained Group Company possesses and is entitled to provide to the Purchaser and its advisers relating to any issue affecting Group Companies and currently the subject of legal proceedings or which after Completion becomes the subject of legal proceedings (other than Relevant Claims), over the period that any such legal proceedings are outstanding

                  For the avoidance of doubt (A) and (B) above shall continue without limit in time.

7.6      BASS SPA INDEMNITY

         The Purchaser and the Purchaser Guarantor acknowledge that the Vendor along with other Interbrew Retained Group Companies owe various obligations to Six Continents PLC and Six Continents Holdings Limited under the Bass SPA specifically in relation to the CarlingNet Website, the Call Option Deed dated 25 August 1996 between Carlsberg A/S and BHL (the "Call Option Deed"), the BB(IP) Loan Agreement and a reorganisation guarantee (the "Reorganisation Guarantee") in relation to the Bass Reorganisation Agreements.

7.7 The Purchaser shall promptly do or procure that each member of the Group and the Purchaser Group promptly does all such things as may be reasonably required by the Guarantor or the Vendor from time to time for the purpose of assisting any Interbrew Retained Group Company to fulfil its obligations under the Bass SPA, including, without limitation, the Reorganisation Guarantee, subject to such member of the Purchaser Group being indemnified on an after tax basis for all reasonable Costs incurred directly or indirectly as a consequence of complying with this clause.

7.8 The Purchaser and the Purchaser Guarantor hereby agree to indemnify and undertake to pay to the Vendor, an amount equal to any Costs incurred by any Interbrew Retained Group Company due under the Bass SPA in respect of:

         (A) the Deferred Consideration (as defined in the Bass SPA) relating to the CarlingNet Website;

         (B)      the Call Option Deed; and

         (C)      the Reorganisation Guarantee set out in clause 14 of the Bass
                  SPA,

         where such Cost is directly incurred as a result of any action or inaction following Completion by the Purchaser or any member of the Purchaser Group (including the Group).

7.9      BB(IP) LOAN AGREEMENT

         The Purchaser agrees that it shall procure the repayment of the loan set out in the BB(IP) Loan Agreement on the date on which repayment is due (and not before) and satisfy all obligations thereunder. The Purchaser further undertakes and agrees to procure that, subject to the terms of clause 7.12 no member of the Purchaser Group (including, following Completion, the Group) shall repay the BB(IP) Loan Agreement before the repayment date specified therein. The Purchaser undertakes that it will use all reasonable endeavours to ensure that neither it nor any member of the Purchaser Group (including, following Completion, the Group) shall, subject to the terms of clause 7.12, take any action after Completion (including any action in relation to the CARLING brand or any action by way of repayment of the BB(IP) Loan Agreement) which will constitute a breach of or otherwise invalidate the Dutch tax ruling (a copy of which has been provided to the Purchasers' Solicitors and the Purchaser's Accountants) (the "Dutch Ruling") which was obtained when the CARLING brand was transferred by BIH to BB(IP) on 29 September 1999.

7.10 The Vendor undertakes to the Purchaser to indemnify it and hold it harmless against (i) the cost of repayment of the principal amount of EUR 16,049,640 payable under the BB(IP) Loan Agreement by the Purchaser pursuant to clause 7.9, (ii) all interest payments actually paid by BB(IP) to BIH pursuant to Article 3(1) of the BB(IP) Loan Agreement and
         (iii) all Costs of the Purchaser or any member of the Group arising out of (x) any breach by BB(IP) or any member of the Group of any provision of the BB(IP) Loan Agreement on or following 22 August 2000 and prior to Completion or (y) any requirement imposed on BB(IP) by BIH in accordance with the BB(IP) Loan Agreement to accelerate the repayment of that principal amount by reason of the acquisition by the Purchaser of the BHL Shares.

7.11 Nothing in these clauses 7.9, 7.11 or 7.12 shall operate in any way to restrict the freedom of the Purchaser or any other member of the Purchaser Group (including following Completion the Group) to transfer at any time the shares of BB(IP) or the assets of BB(IP) (or any of them including the CARLING brands) provided however that in respect of any such transfer the Purchaser agrees to notify the Vendor of the transfer and to use all reasonable efforts to prevent the Dutch Ruling from being breached or invalidated and in the case of the transfer to a third party outside the Purchaser Group (including following Completion the Group) which leads to a breach or invalidation of the Dutch Ruling or which results in a repayment of the BB(IP) Loan Agreement, the Purchaser agrees to indemnify the Vendor as agent for any other Interbrew Retained Group Company against any consequential tax charge imposed by the Dutch authorities on BIH and payable by any Interbrew Retained Group Company under the Bass SPA.

7.12 Nothing in these clauses 7.9, 7.11 or 7.12 shall prevent any member of the Purchaser Group (including following Completion the Group) from at any time repaying the loan the subject of the BB(IP) Loan Agreement if such member notifies the Vendor of such intention and at the same time pays to the Vendor as agent for any Interbrew Retained Group Company (by way of compensation for damages) the tax charged in relation to such repayment by the Dutch tax authorities.

7.13     DEFERRED CONSIDERATION

         The Purchaser hereby covenants with the Vendor that the Purchaser shall pay to the Vendor a sum equal to 10% of the consideration received (after deduction of (i) the reasonable costs of the Disposal, and (ii) any tax for which the Purchaser or any Group Company is or will be liable in respect of such Disposal) by any member of the Purchaser Group (including the Group) from the Leading Brewer (the "Additional Consideration") by way of additional consideration for the BHL Shares, if within the period of three years from Completion, a Disposal is made by any member of the Purchaser Group. The provisions of this clause 7.13 and of clauses 7.14 to 7.16 (inclusive) are subject to clauses 7.17 to 7.19 (inclusive).

7.14     The Purchaser hereby covenants that it shall ensure that:

         (A) any Disposal falling within clause 7.13 above, shall be made by way of an agreement in writing, such agreement to provide for completion of such Disposal to take place at a specified time and place on a specified date;

         (B) in respect of any Disposal falling within clause 7.13 above, the Purchaser shall pay the Additional Consideration to the Vendor within 5 Business Days of receiving the cash proceeds of such Disposal; and

         (C) in the event that any part of the consideration for any Disposal falling within clause 7.13 above is in non-cash form, the fair market value of such non-cash consideration shall be determined by such independent chartered accountant as shall be appointed by agreement between the parties, and failing such appointment, such person as shall be appointed by the President for the time being of the Institute of Chartered Accountants for England and Wales (on application made by either the Purchaser or the Vendor), who shall act as expert not arbitrator, and the Purchaser shall make cash funds available to pay such additional consideration to the Vendor within 5 Business Days following such determination.

7.15 The Purchaser shall notify the Vendor within 2 Business Days of entering into an agreement in respect of any conditional or unconditional Disposal falling within clause 7.13 above, such notification to include the consideration payable by the Purchaser in respect of such Disposal.

7.16 Any payments of Additional Consideration to be made to the Vendor pursuant to clause 7.13 above shall be made in pounds sterling by way of electronic transfer into the account the Vendor shall have notified in advance to the Purchaser.

7.17 The Purchaser may, with respect to any Disposal or proposed Disposal (the "Relevant Transaction"), at any time prior to its being obliged to make payment to the Vendor under clause 7.14(B) above in respect of the Relevant Transaction, offer the opportunity (the "Option") to the Vendor to enter into a transaction the subject matter and terms of which are in all material respects the same as those of the Relevant Transaction. The Purchaser hereby covenants with the Vendor that it shall at all times act in good faith in relation to its obligations under this clause 7.16, and in particular (without prejudice to the generality of the foregoing) the Purchaser shall not include in the terms of any such Option any provision the predominant purpose of which is to place the Vendor at a material disadvantage in terms of the commercial viability of, or ability to take up, the Option when compared with the Leading Brewer. If, within the period of 15 Business Days of the Purchaser offering such an opportunity to the Vendor (or such longer period as the parties may agree), the Vendor has not accepted such offer in writing (on an unconditional basis, save only as regards (i) any necessary consent of the DGFT under the undertakings to be given by the Vendors and or the Guarantor to the Secretary of State for Trade and Industry pursuant to section 88(2) of the FTA; and (ii) any necessary regulatory consent, on terms satisfactory to the Vendor (acting reasonably)), the Purchaser and each member of the Purchaser Group shall be entitled to proceed with the Relevant Transaction and shall have no liability to the Vendor under clauses 7.13 to 7.16. If, within such period, the Vendor accepts the offer and that acceptance is subject only to one or more of the conditions referred to above, the Purchaser and the Vendor shall co-operate in good faith to execute binding documentation with respect to the Relevant Transaction (subject only to such conditions) provided that the Purchaser may at any time notify the Vendor in writing of its decision not to pursue the Relevant Transaction with the Vendor. The Purchaser shall in such circumstances only incur liability to the Vendor under clauses 7.13 to 7.16 in the event that it subsequently enters into the Relevant Transaction. Such documentation shall include obligations on the Vendor to progress the satisfaction of any necessary permitted regulatory condition using all reasonable endeavours provided that the Vendor shall not be obliged to accept any approval or clearance of the Relevant Transaction subject to any undertakings, conditions, modifications or assurances that are not reasonably acceptable to the Vendor and the Purchaser.

7.18 Clauses 7.13 to 7.16 shall not apply to any act or transaction that would (but for this clause 7.18) constitute a Disposal provided, and to the extent, that it is entered into or carried out in accordance with the Management Action Plans as set out in the Data Room at reference B.6.

7.19     TRADETEAM

         The Purchaser hereby covenants and undertakes with the Vendor that the Purchaser will procure that no member of the Purchaser Group (including the Group) will in any way block, impede, object to, interfere with or prevent the transfer of the delivery logistics operations of IUK (or any other Interbrew Retained Group Company) to Tradeteam, if Tradeteam has independently accepted and approved any such proposed transfer.

7.20     RESTRICTION ON SOLICITATION OF EMPLOYEES

         During the period from the date of this Agreement to 6 months after Completion, the Guarantor and the Purchaser Guarantor agree and shall procure that:

         (A) the Interbrew Retained Group shall not take into employment any person who was employed by the Group at or at any time following 01 September 2001; and

         (B) the Purchaser Group (including the Group) shall not take into employment any person who was employed by TCB, Bass Ireland Limited or BBW, not being an "Employee" for the purposes of the BBW BPA at, or at any time following 01 September 2001;

         unless the Vendor and the Purchaser agree in writing that such a transfer can take place, other than in respect of Chris Paden or David Randall previously of BBL.

7.21     With respect to:

         (A) employees employed in the United Kingdom classified in Band 5 or above or set out in part 1 of schedule 18; or

         (B)      in respect of:

                  (1) any employee of TCB or Bass Ireland Limited employed in the United Kingdom or Ireland; or

                  (2) any employee of BBW, not being an "Employee" for the purposes of the BBW BPA;

                  classified in Band 5 or above (or its equivalent) or as set out in part 2 of schedule 18,

         the provisions of clause 7.20 shall be read as if the reference to six months therein was a reference to one year.

7.22     PENSION INDEMNITY

         The Purchaser undertakes to pay to the Vendor, by way of adjustment so far as possible to the consideration payable for the BHL Shares, an amount equivalent to all liability to pay benefits which may be suffered or incurred by the Vendor or any Interbrew Retained Group Company arising out of or in connection with:

         (A)      BBETUS;

         (B) the promises relating to Iain Napier's pension entitlement as set out in letters dated 12 June 2000, 20 July 2000, 18 December 2000, 22 March 2001 and 01 June 2001;

         but only so far as provision has been made in the Completion Accounts in respect of clauses 7.22(A) and 7.22(B) above and such liability to pay benefits has not been incurred by the Purchaser or any Group Company.

         The Vendor undertakes to pay to the Purchaser, by way of adjustment so far as possible to the consideration payable for the BHL Shares, an amount equivalent to all Costs which may be suffered or incurred by the Purchaser or any Group Company arising out of or in connection with the exercise by Iain Napier of his early retirement option pursuant to the letters described in clause (B) above.

         Any payment to be made pursuant to this clause 7.22 shall be made not more than one month after a written demand from one party to the other.

7.23     INTERBREW LONG TERM INCENTIVE PLAN (THE "LTIP")

         The Vendor undertakes to procure that the board of directors of Interbrew SA exercises its discretion under the rules of the LTIP so that subscription rights granted to directors or employees of a Group Company remain exercisable in accordance with the rules of the LTIP.

7.24     LOST LICENCES

         (A) The Vendor shall indemnify the Purchaser (for itself and on behalf of any Group Company) in respect of any Costs resulting or arising directly or indirectly from:-

                  (1)      the failure to validly hold a Lost Licence;

                  (2)      the invalidity or termination of any Lost Licence;

                  (3) carrying on business before and after Completion in all respects as if all Lost Licences were validly held by the relevant Group Company;

                  (4) obtaining or procuring supplies of water, beer or other relevant products, materials, supplies or services from alternative sources (for the avoidance of doubt to include brewing) in order to compensate for any unavailability of abstracted water or other rights resulting directly or indirectly from a Lost Licence ("Alternative Sourcing").

         (B) The Purchaser shall procure that BBL and the Purchaser shall fully consult in good faith with the Vendor before taking any major strategic decision in relation to Alternative Sourcing.

         (C) The parties acknowledge that, save where not reasonably avoidable having regard to the available options for Alternative Sourcing, the Purchaser or any Group Company should not by virtue of any Alternative Sourcing be placed in any materially better position than if the relevant Lost Licence issue had not arisen. Accordingly, the amount of Costs recoverable by the Purchaser or any Group Company in relation to Alternative Sourcing shall be reduced to the extent of any such material improvement which is reasonably avoidable on that basis. Where there is more than one Alternative Sourcing strategy reasonably available to the Purchaser (none of which would give rise to any uncompensated harm to BBL) then BBL will adopt the least cost alternative or if it adopts a higher cost alternative then the indemnity in sub-clause 7.24(A) shall be limited to the Costs of the lowest such alternative. For the avoidance of doubt the least cost alternative on such basis could be to cease production at the relevant brewery. Where the Purchaser or any Group Company is making a claim in respect of Alternative Sourcing under the indemnity in sub-clause 7.24(A)(3) or sub-clause 7.24(A)(4) then the claim shall be made under sub-clause 7.24(A)(4) and the provisions of this sub-clause 7.24(C) shall apply.

         (D) Any consultation under this clause shall be subject to any applicable laws preventing or restricting consultation.

         (E) The Purchaser shall, upon reasonable prior notice from the Vendor at any time after Completion and at the cost and expense of the Vendor, make application for any Lost Licence to be (at the Vendor's option), (1) validly rectified to record the relevant Group Company as the duly entitled holder or (2) validly transferred to the relevant Group Company or
                  (3) re-applied for in the name of the relevant Group Company (provided that the Licence is granted on the same or no less favourable terms as the Lost Licence). This sub-clause 7.24(E) is without prejudice to sub-clauses 7.24(A) to 7.24(D) above which shall apply whether or not directions are given under this sub-clause 7.24(E). Moreover, the indemnity in sub-clause 7.24(A) shall apply to all acts or omissions of the Purchaser or any Group Company taken or not taken pursuant to this sub-clause 7.24(E).

         (F) Subject to sub-clause 7.24(D) and appropriate arrangements to preserve confidentiality, the parties agree that BBL shall provide the Vendor at the Vendor's cost with any information reasonably relevant to a decision on a course of action taken under sub-clause 7.24(E) (including plans for closure).

         (G) For the avoidance of doubt the Costs recoverable under this indemnity shall not include those Costs which result from a decision to cease production at the Alton Brewery other than by reason of a Lost Licence.

8.       VENDOR WARRANTIES

8.1 As at the time of execution of this Agreement (and as at Completion by reference to the events and circumstances then existing and as if any express reference in any of the Vendor Warranties to the date of this Agreement were a reference to Completion) the

         Vendor represents and warrants to the Purchaser in the terms of
         Schedule 7 (but only insofar as such warranties relate to the Group Companies) and to the IP Purchaser (in the terms of the Caffrey's Warranties), and Brandbrew represents and warrants to the IP Purchaser (but only insofar as such warranties relate to the Target IP) in the terms of the Vendor Warranties subject to:

         (A) any matter fairly and reasonably disclosed in the Disclosure Letter (or treated by the Disclosure Letter as being disclosed);

         (B) any information contained in the documents listed in the Data Room Index, all such information being deemed to be disclosed to the Purchasers to the extent it constitutes a fair and reasonable disclosure;

         (C) any matter or thing hereafter expressly required to be done or omitted to be done pursuant to this Agreement; and

         (D)      the limitations and qualifications set out in clause 9.

8.2 In the case of any Vendor Warranties which are deemed to be given only so far as the Vendor or Brandbrew is aware, the Vendor or Brandbrew (as the case may be) shall in each case be deemed to be aware only of those facts, matters and circumstances actually known to the individuals whose names are set out in schedule 11 in relation to the Vendor Warranties specified against each individual's name (and no other persons), or which would be known to such individuals had they made due and careful enquiry within the Group of the appropriate personnel and without any implication that such enquiry extends to the carrying out of searches and enquiries of any public or other body or authority or any third party.

8.3 Subject to clause 16, the Vendor Warranties shall be enforceable by the Purchaser against the Vendor only in respect of the BHL Shares, by the IP Purchaser against the Vendor only in respect of the Caffrey's Rights, and by the IP Purchaser against Brandbrew only in respect of the Target IP.

8.4 The Vendor acknowledges that the relevant Purchasers have entered into this Agreement in reliance upon the Vendor Warranties.

8.5 Save as expressly otherwise provided, the Vendor Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of schedule 7 or by anything in this Agreement.

8.6      TAX GROSS-UP

         (A) All sums payable under this Agreement (including, for the avoidance of doubt and without limitation the Tax Covenant and including, for the avoidance of doubt and without limitation, all sums paid by the Vendor, Brandbrew or the Guarantor under this Agreement to any tax authority on behalf of the Purchaser or the IP Purchaser) shall be paid free and clear of all deductions or withholdings whatsoever save as may be required by law.

         (B) If the Vendor, Brandbrew or the Guarantor is required by law to make any deductions or withholdings from any of the sums payable as mentioned in sub-clause (A) above, then to the extent that the deductions or withholdings are Grossed-Up Withholdings, the payment in question shall be increased to such sum as will, after the Grossed-Up Withholdings leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make such Grossed-Up Withholdings.

         (C) If the Vendor, Brandbrew or the Guarantor is required by law to pay any additional amounts pursuant to sub-clause (B) above, the recipient of such increased payment shall use all reasonable efforts (at the direction and cost of the Vendor, Brandbrew or the Guarantor as appropriate) to obtain repayment, credit or relief for the tax withheld or deducted (keeping the Vendor, Brandbrew or the Guarantor, as applicable, fully informed). Upon obtaining any such repayment, credit or relief the recipient shall refund to the Vendor, Brandbrew or the Guarantor (as applicable) the amount of repayment, credit or relief so obtained, up to the amount by which the payment pursuant to this Agreement was increased in respect of Grossed-Up Withholdings pursuant to sub-clause
                  (B) above.

         (D) If any sum payable to the Purchaser and/or the IP Purchaser as mentioned in sub-clause (A) above pursuant to the Warranties or the Tax Covenant shall be subject to a tax liability, then to the extent that such tax liability is a Grossed-Up Tax Liability imposed upon the Purchaser or the IP Purchaser, as applicable, (having made all reasonable efforts to minimise such liability), the Vendor, Brandbrew or the Guarantor (as applicable) shall be under the same obligation to make an increased payment in relation to that Grossed-Up Tax Liability as if that Grossed-Up Tax Liability were a Grossed-Up Withholding required by law.

8.7      For the purpose of clause 8.6 above:

         (A) "Grossed-Up Withholdings" means any deduction or withholding required to be made pursuant to:

                  (1) the laws in force from time to time in Luxembourg or Belgium; or

                  (2) any other law applicable, other than the law of the United States of America, in respect of payments made by one company resident for tax purposes in the United Kingdom to another company resident for tax purposes in the United Kingdom.

         (B) "Grossed-Up Tax Liability" means any tax liability arising on the receipt of a payment made to a company resident for tax purposes in the United Kingdom (or to any tax authority on behalf of such a company) either (i) by a company resident for tax purposes in the United Kingdom; or (ii) by the Vendor or the Guarantor, in each case other than:

                  (1) any tax liability arising under the laws of the United States of America; or

                  (2)      any tax liability arising in respect of interest.

8.8      CAFFREY'S CLAIMS

         The IP Purchaser shall, following completion of the transactions contemplated by the Caffrey's Assignment but subject to the other provisions of this Agreement, be entitled to bring a Relevant Claim against the Vendor in respect of a breach of any of the Caffrey's Warranties on the footing that an agreement for the assignment of the Caffrey's Rights had been made in this Agreement and in consideration of the amount of consideration set out in the Caffrey's Assignment.

9.       LIMITATIONS ON CLAIMS

9.1 The provisions of this clause 9 shall operate to limit or reduce the liability of the Vendor and Brandbrew in respect of claims under the Vendor Warranties and BBW under the BBW Warranties (other than the Tax Warranties), and in the case of the BBW Warranties subject to the provisions of clause 8.10 of the BBW BPA, (references to Relevant Claims in this clause 9 being construed accordingly). In this clause the "relevant Vendor" shall mean the Vendor, Brandbrew or BBW in respect of the Vendor Warranties other than in respect of Target IP, the Vendor Warranties in respect of Target IP and the BBW Warranties respectively.

9.2      TIME LIMITS

         The relevant Vendor shall not be liable for any Relevant Claim or a claim under the Tax Covenant or Tax Warranties unless it shall have received from the relevant Purchaser written notice containing reasonably full details of the Relevant Claim or a claim under the Tax Covenant or Tax Warranties, including the relevant Purchaser's estimate of the amount thereof:

         (A) in the case of a Relevant Claim in respect of any of the Vendor Warranties or the BBW Warranties (and for the avoidance of doubt, other than the Tax Warranties and the Environment Warranties) before 30 April 2004;

         (B) in the case of an Environmental Claim, before the third anniversary of the date of this Agreement;

         (C) in the case of any claim pursuant to the Tax Warranties or the Tax Covenant, on or before the date falling seven calendar years after the Completion Date.

9.3 Any Relevant Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served on the relevant Vendor within the later of:

         (A) 6 months of notification to the relevant Vendor pursuant to clause 9.2; or

         (B) 6 months of the relevant Purchaser having taken all such steps as are referred to in clause 9.11;

         or, in the case of a Relevant Claim which is contingent only or otherwise not capable of being quantified, within six (6) months of that Relevant Claim ceasing to be contingent or becoming capable of being quantified.

9.4      NOTICE OF RELEVANT CLAIM

         If the relevant Purchaser or any member of the Purchaser Group (including for this purpose any Group Company) becomes aware of any Relevant Claim, potential Relevant Claim or matter or event which the Purchaser believes reasonably likely to lead to a Relevant Claim being made (other than a relevant claim relating to tax, in respect of which paragraph 9 of the Tax Covenant applies), the relevant Purchaser shall procure that notice thereof is promptly given to the relevant Vendor. Failure by the Relevant Purchaser to comply with this clause 9.4 shall not prejudice in any way its rights to bring a Relevant Claim or operate to limit or reduce the amount of the liability of the Vendor or Brandbrew in respect of any such Relevant Claim.

9.5      CONDUCT OF PROCEEDINGS

         If the relevant Purchaser or any member of the Purchaser Group (including for the purpose of this clause any Group Company) becomes aware of any third party claim (which for the purposes of this clause 9 shall mean a claim by any natural person, body corporate, unincorporated association, partnership, trust or government body and its agencies or regulatory authority or body not being a claim made by the relevant Purchaser or any member of the Purchaser Group), potential claim or event which the Purchaser believes reasonably likely to lead to a Relevant Claim (other than a relevant claim relating to tax, in respect of which paragraph 9 of the Tax Covenant applies), the relevant Purchaser shall keep the relevant Vendor informed of the status of the claim, potential claim or event and shall not make any admission of liability, agreement, offer to settle or compromise with any person, body or authority in relation thereto without prior consultation with and the prior agreement of the relevant Vendor which shall not be unreasonably withheld or delayed (taking into consideration, inter alia, whether or not to withhold such agreement would or would be reasonably likely to be materially prejudicial to the relevant Vendor (as the case may be) which for the avoidance of doubt shall include its business interests or customer relationships) and in the case of a third party claim shall take (or, as appropriate, co-operate to procure that any Group Company shall take) such action as the relevant Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend the third party claim or any adjudication in respect thereof, but subject to the relevant Purchaser and any relevant Group Company being fully indemnified and secured to its reasonable satisfaction by the relevant Vendor against all reasonable Costs of so doing and provided that neither the relevant Purchaser nor any relevant Group Company need take any step reasonably likely to be prejudicial to its reasonable commercial interests.

9.6      DUTY TO MITIGATE

         For the avoidance of doubt, nothing in this clause 9 shall in any way restrict or limit the general obligation at law of each Purchaser or any Group Company to mitigate any loss or damage which it may suffer in consequence of any breach by the relevant Vendor of the terms of the Vendor Warranties or the BBW Warranties.

9.7      MINIMUM CLAIM

         Other than in relation to an Environmental Claim, the relevant Vendor shall have no liability in respect of any Relevant Claim unless the liability in respect of such claim (including Relevant Claims arising out of the same circumstances) exceeds L.500,000 in which case the relevant Vendor shall be liable (subject always to the other provisions of this clause 9) for the full amount thereof and not just the excess. For the avoidance of doubt, amounts for which the relevant Vendor has no liability or by which the relevant Vendor's liability is reduced, as a consequence of the operation of this clause 9 shall not be capable of constituting a Relevant Claim or increasing the amount thereof for the purpose of this clause 9. The limitations in this clause 9.7 shall not apply in the case of Relevant Claims in relation to the Vendor Warranties in paragraphs 2(B) and 2(C), 2(D), 4(A), 4(B) and 5(A) of schedule 7.

         The Vendor shall have no liability in respect of any Environmental Claim unless the liability in respect of such claim is Material for Environmental Claims (as defined in paragraph 23 of schedule 7) in which case the relevant Vendor shall be liable (subject always to the other provisions of this clause 9) for the full amount thereof and not just for the excess.

9.8      AGGREGATE MINIMUM CLAIM

         Other than in relation to an Environmental Claim, no liability shall attach to the relevant Vendor in respect of any Relevant Claim unless the aggregate amount of the liability of the Vendor, Brandbrew and BBW to the Purchasers in respect of all Relevant Claims (other than an Environmental Claim) shall exceed L.10,000,000, in which event the Vendor, Brandbrew and BBW shall be liable (subject always to the other provisions of this clause 9) for the entirety of such amount and not only for the excess over L.10,000,000. For the avoidance of doubt, but subject to the next sentence, amounts for which the relevant Vendor has no liability, or by which the relevant Vendor's liability is reduced, as a consequence of the operation of this clause 9 shall not be capable of being aggregated as a Relevant Claim or part thereof with other Relevant Claims for the purposes of this clause 9. For the purposes of this clause 9.8, in determining whether the aggregate amount of the liability of the Vendor, Brandbrew and BBW to the Purchasers exceeds L.10,000,000, a claim shall not be taken to not be a Relevant Claim by reason only of its being a claim in respect of which the Vendor, Brandbrew or BBW shall have ceased to have liability by virtue of clause 9.3. The limitations in this clause 9.8 shall not apply in the case of Relevant Claims in relation to the Vendor Warranties in paragraphs 2(B) and 2(C), 2(D), 4(A) and 4(B) and 5(A) of schedule 7.

         No liability shall attach to the Vendor in respect of any Environmental Claim unless the aggregate amount of the liability of the Vendor to the Purchasers in respect of all Environmental Claims shall exceed L.2,000,000, in which event the Vendor shall be liable (subject always to the other provisions of this clause 9) for the whole of such amount and not only for the excess over L.2,000,000.

9.9      TOTAL CLAIM

         (A) The total aggregate liability of the Vendor, Brandbrew and BBW in respect of all Relevant Claims shall not exceed the total consideration payable pursuant to clause 2.4(A) in each case as adjusted pursuant to this Agreement plus the consideration payable pursuant to the BBW BPA and the Caffrey's Assignment.

         (B) For the purposes of this clause 9.9, Relevant Claims shall include claims for breach of warranty under any Ancillary Agreement and any claim for a breach of Tax Warranty or under the Tax Covenant other than claims pursuant to paragraph 12.8 of the Tax Covenant. The liability of any member of the Interbrew Retained Group thereunder shall be aggregated with the liability of the Vendor (thereunder or hereunder) for purposes of determining whether a threshold under clause 9.9(A) has been reached.

9.10     CALCULATING LIABILITY

         The relevant Vendor shall not be liable for any Relevant Claim in respect of any matter to the extent that:

         (A) allowance, provision or reserve has been made for such matters in the Completion Working Capital Statement or to the extent that payment or discharge of the relevant matter has been taken into account therein; or

         (B) such Relevant Claim arises, or such Relevant Claim otherwise having arisen is increased, as a result of any change made after Completion (other than as required by law or to conform to UK GAAP) in any accounting or taxation policies or practice of any Group Company, either Purchaser or any other member of the Purchaser Group.

9.11     RECOVERY

         Where a Group Company or a Purchaser is entitled (whether by reason of insurance, payment discount or otherwise) to recover from some other person any sum in respect of any liability, loss or damage giving rise to a Relevant Claim or for which a Relevant Claim could be made (and whether before or after the relevant Vendor has made payment hereunder) (other than a relevant claim relating to tax, in respect of which paragraph 11 of the Tax Covenant applies), the relevant Purchaser shall promptly notify the relevant Vendor and provide such information as the relevant Vendor may reasonably require relating to such liability and the steps taken or to be taken by the relevant Purchaser or Group Company in connection with it. Upon the Purchaser and each Group Company being indemnified to the Purchaser's reasonable satisfaction in respect of the subject matter of the Claim and the action to be taken against such other person, if so required by the relevant Vendor and at the relevant Vendor's cost and expense and on the relevant Vendor providing indemnities in respect of all reasonable costs incurred, the relevant Purchaser shall, and shall procure that any Group Company shall, before or at the same time as seeking to recover any amount from the Vendor under this Agreement, take reasonable steps including by way of a claim against its insurers or otherwise where any member of the Interbrew Group has a claim in respect of the same subject matter under the Bass SPA including, but without limitation, proceedings as the relevant Vendor may reasonably require to enforce such recovery (where any member of the Interbrew Group has a claim in respect of the same subject matter under the Bass SPA) and shall keep the relevant Vendor informed of the progress of any action taken and any claim against the relevant Vendor shall be limited (in addition to the limitations on the liability of the relevant Vendor referred to in this clause) to the amount by which the loss or damage suffered by the relevant Purchaser as a result of such breach shall exceed the amount so recovered net of all costs of recovery. Nothing in this clause 9.11 shall require the Purchaser or any member of the Purchaser Group to take any step which in the Purchaser's opinion is reasonably likely to be prejudicial to its commercial interests.

9.12 If the relevant Vendor pays to a Purchaser an amount in discharge of a Relevant Claim and the relevant Purchaser or any Group Company or any other member of the Purchaser Group subsequently recovers from a third party (including any tax authority) a sum which would not have been received but for the circumstance giving rise to the Relevant Claim, the relevant Purchaser shall (or, as appropriate, shall procure that such Group Company shall) immediately repay to the relevant Vendor:

         (A) an amount equal to the sum recovered from the third party less any reasonable Costs and expenses incurred by the relevant Purchaser or the Group Company in recovering the same and less any tax actually charged on the proceeds of claim; or

         (B) if the figure resulting under paragraph (A) above is greater than the amount paid by the relevant Vendor to the relevant Purchaser in respect of such Relevant Claim, such lesser amount as shall have been so paid by the relevant Vendor.

9.13     PROPERTY SEARCHES

         With the exception of any property searches provided by the Vendor to the Purchaser at the date hereof the Vendor agrees that if the results of any other property searches carried out in respect of the Properties disclose materially adverse matters which would (but for the deemed disclosure of information standing to be revealed by searches as referred to in the Disclosure Letter) have led to a successful claim by the Purchaser for breach of any of the property warranties as set out in clause 21 of schedule 7 then the Vendor will, notwithstanding the existence of such deemed disclosure and the resulting inability of the Purchaser to make a warranty claim, pay to the Purchaser fifty per cent of the amount it would have had to have paid had the Purchaser made a successful warranty claim. For the avoidance of doubt all other provisions in this Agreement relating to warranty claims shall apply mutatis mutandis to this clause 9.13 with the exception that the relevant time limit for the purposes of clause 9.2(A) will be 30 April 2002.

9.14     CONTINGENT LIABILITIES

         If any Relevant Claim shall arise by reason of some liability which at the time that the Relevant Claim is notified to the relevant Vendor is contingent only, the relevant Vendor shall not be under any obligation to make any payment to the relevant Purchaser thereunder until such time as such contingent liability ceases to be so contingent.

9.15     CO-OPERATION

         Upon any Relevant Claim being made, the relevant Purchaser shall, and shall co-operate to procure that each Group Company shall, at the relevant Vendor's cost, make available to accountants and others appointed by the relevant Vendor such relevant records and information as the relevant Vendor reasonably requests in connection with such Relevant Claim. In addition, the relevant Purchaser shall (where any member of the Interbrew Group has a claim in respect of the same subject matter under the Bass SPA), and shall co-operate to procure that each Group Company shall, use reasonable endeavours to procure that the auditors (both past and then current) of the Group make available, or offer to make available (subject to customary conditions) to the relevant Vendor and to accountants and others appointed by the Vendor, their audit working papers in respect of the audit of any Group Company's accounts for any relevant accounting period in connection with the Relevant Claim. Such access shall be required only at reasonable times and on reasonable notice.

9.16     CHANGES IN LEGISLATION ETC.

         The relevant Vendor shall not be liable in respect of any Relevant Claim to the extent that such Relevant Claim is attributable to, or such Relevant Claim otherwise having arisen, is increased as a result of, any legislation not in force at the date hereof, or any change of law or regulation which takes effect retroactively.

9.17     ACTION BY PURCHASERS ONLY

         The Vendor Warranties, the BBW Warranties and the Tax Covenant shall be actionable only by the relevant Purchaser (or its successors or permitted assigns) in whose favour either the Vendor Warranties (or part of them), the BBW Warranties or the Tax Covenant are given and no other person shall be entitled to make any claim or take any action whatsoever against the relevant Vendor under or arising out of or in connection with this Agreement except as provided for in clause 16.

9.18     REMEDY BY THE VENDOR

         A breach of the Vendor Warranties and the BBW Warranties which is capable of remedy shall not entitle the relevant Purchaser to compensation unless the relevant Vendor is given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on the Vendor.

9.19     NO DOUBLE RECOVERY

         The Purchasers hereby agree for themselves and on behalf of each Group Company with the relevant Vendor that in respect of any Relevant Claim where the relevant Vendor may be liable to a Purchaser under any of the Vendor Warranties or any of the BBW Warranties and which may also give rise to a liability under another Vendor Warranty, BBW Warranty or under the Tax Covenant or under any other indemnity given by the Vendor including any liability of any member of the Interbrew Retained Group under any of the TCB Transaction Documents, the relevant Vendor shall not be obliged to meet any such liability more than once.

9.20 The sole remedy against the relevant Vendor for any breach of any of the Vendor Warranties or the BBW Warranties shall be an action for damages and for a claim under the Tax Covenant shall be a claim for payment under the Tax Covenant and the Purchasers shall not be entitled to rescind this Agreement by reason of any Relevant Claim, any claim under the Tax Covenant or other breach of this Agreement.

9.21 The relevant Vendor agrees to waive the benefit of all rights (if any) which it may have against any Group Company, or any present or former officer or employee of any Group Company (including those listed in schedule 11) on whom the relevant Vendor may have relied in agreeing to any term of this Agreement, the Ancillary Agreements or any statement set out in the Disclosure Letter and the relevant Vendor undertakes not to make any claim against such person in respect of such reliance save in the case of fraud or deliberate and wilful concealment.

9.22 The Purchasers agree to waive the benefit of all rights (if any) which any of them may have against any present or former officer or employee of any Group Company (including those listed in schedule 11) on whom either the relevant Vendor or the Purchasers may have relied in agreeing to any term of this Agreement, the Ancillary Agreements or any statement set out in the Disclosure Letter and the Purchasers undertake not to make any claim against such person in respect of such reliance save in the case of fraud or deliberate and wilful concealment.

9.23 The only Vendor Warranties which shall apply in respect of land and buildings are the warranties set out in paragraphs 4(D), 5, 18 and 21 of schedule 7 and the only Vendor Warranties which shall apply in respect of environmental matters are those warranties set out in paragraph 23 of schedule 7.

9.24 The only Vendor Warranties which shall apply in respect of Intellectual Property, confidential information and the IT Systems are the warranties set out in paragraphs 3(D), 3(E), 5, 6, 7, 8, 9, 10, 11, 12 (other than in respect of Intellectual Property and/or software and excluding 12.3(G), 15 (provided in respect of information technology that Warranty 15(B) shall only apply in respect of material agreements), 17(D) - 17(H), 22 and 24.

9.25 The only Vendor Warranties which shall apply in relation to any tax matter are the Tax Warranties and the warranty set out in paragraph 4(D) of schedule 7. The provisions of paragraph 3.1 of the Tax Covenant shall operate to reduce or limit the liability of the Vendor in respect of claims under the Tax Warranties as well as claims under the Tax Covenant.

10.      PURCHASERS' WARRANTIES

10.1 The Purchaser Guarantor and the Purchasers represent and warrant to the Vendor in the terms of the Purchasers' Warranties.

10.2 The Purchasers acknowledge that the Vendor has entered into this Agreement in reliance on the Purchasers' Warranties.

11.      VENDOR INDEMNITIES

11.1 The Purchasers acknowledge that prior to 15 March 1996 BHL conducted the Taverns Business and that such business has been transferred to Bass Taverns pursuant to:

         (A) a Hivedown Agreement dated 15 March 1996 and made between BHL and Bass Taverns;

         (B) a Hivedown Agreement dated 15 March 1996 and made between BHL and The Bass Lease Company Limited;

         (C)      the Property Agreements; and

         (D) all other ancillary agreements referred to in the Data Room Index and disclosed in the Data Rooms at reference D.1.1.3 Bass Taverns Hive-Down and D.1.1.4 The Bass Lease Company Hive-Down;

         referred to together in this clause as the "Hivedown Agreements". The Purchasers also acknowledge that BHL has conducted other businesses not related to the current business of the other Group Companies.

11.2 Subject to clause 11.3 below, the Vendor undertakes to the Purchaser to pay to the Purchaser an amount equal to the net Costs (after taking account of any tax reliefs available to the Group Companies in respect of those Costs) to the Group Companies relating to the following amounts:

         (A) losses (other than in relation to tax) arising out of or in connection with any liabilities of BHL in relation to the Taverns Business (including for the avoidance of doubt arising in respect of the Enterprise Pubs otherwise than pursuant to the Enterprise Operating Agreement) not transferred to or assumed by Bass Taverns under the Hivedown Agreements and not otherwise indemnified by a Bass Retained Group Company under the Hivedown Agreements;

         (B) losses (other than in relation to tax) arising out of or in connection with any liabilities of BHL in relation to any other business carried on as at 22 August 2000 directly by BHL (other than the businesses carried on as at 22 August 2000 by other Group Companies, the Joint Venture Companies and the holding of shares in the Group Companies but including for the avoidance of doubt matters arising in respect of the properties which are the subject matter of the agreements referred to in paragraph 21.13 of the Disclosure Letter) and/or either of the leases currently vested in BHL relating to Unit 2 Templegate house, High St Orpington and Unit 2 Bittern Place Wood Greet London N22, and not otherwise indemnified by a Bass Retained Group company;

         (C) losses, costs, damages, claims, expenses or demands (in each case other than in respect of tax) suffered or incurred by BHL in connection with or arising from the Deed of Covenant and the Agreement for Sale (as defined in schedule 16) or the properties which are the subject matter thereof and not otherwise indemnified by a Bass Retained Group company; and

         (D) any monies owing under and/or any losses, costs, damages, claims, expenses or demands, in each case, other than in respect of tax, suffered or incurred by any Group Company:

                  (1) in connection with or arising from (a) the charges by BHL in favour of Guardian Assurance Company Ltd created on 08 January 1958 and 21 April 1959 respectively and registered on 17 November 1971 and
                           (b) the charge in favour of The Legal and General Assurance Society Ltd created on 18 March 1958 and registered on 15 February 1973;

                  (2) in connection with the charge by Bass Maltings Limited registered on 27 October 1936;

                  (3) in connection with (a) the charge by Hof Inns Limited in favour of National Westminster Bank pIc created on 11 July 1985 and registered on 31 July 1985 and (b) the charge in favour of Bass Wales and West Limited created on 27 July 1989 and registered on 03 August 1989; and

                  (4) in connection with charges by Standard Taverns Limited dated 16 December 1992, 18 December 1992, 14 January 1993, 18 October 1993, 09 November 1993, and 26 January 1994; and

         (E) all claims, costs (including, without limitation, legal costs and other advisers' fees), damages, expenses, losses and liabilities incurred by the Purchaser or a member of the Group as a result of a claim:

                  (1) by a third party that a member of the Group has infringed (or is infringing), or has breached (or is breaching) the terms of any licence of, any Intellectual Property relating to the IT Systems or data held thereon;

                  (2) by a third party because of the separation, re-organisation, transfer, publication, alteration or change of use of any information technology (including without limitation, software, networks, hardware, peripherals and associated documentation), or data held thereon, pursuant to the TCB Reorganisation.

         (F) all costs (including, without limitation, legal costs and other advisers' fees), damages, expenses, losses and liabilities incurred by the Purchaser or a member of the Group prior to the expiry of one year from Completion as a result of any claims:

                  (1) by Merton & Merton against any member of the Group that the multiple dispense unit developed by any member of the Group to allow beverage to be dispensed into more than one glass rapidly (or any part of it) infringes the Intellectual Property of Merton & Merton, up to a maximum aggregate sum of L.200,000;

                  (2) by Filtrox Maschinenbau AG ("Filtrox") against any member of the Group that the filter candles supplied to the Group prior to Completion by Seitz Schenk Filtersystems GmbH infringe the Intellectual Property of Filtrox, up to a maximum aggregate sum of L.200,000;

                  (3) by Continental Can Company Limited ("Continental") against any member of the Group that the sharing prior to Completion by any member of the Group of information relating to widget technology with Britvic Soft Drinks Limited breached the licence of 07 April 1997 between BBL and Continental, up to a maximum aggregate sum of L.1,000,000 including in each case (but without prejudice to the relevant maximum aggregate sum) any costs, damages or account of profits awarded against any member of the Group as the result of any related legal proceedings which are commenced prior to the expiry of one year from Completion.

         (G) all costs (including, without limitation, legal costs and other advisers' fees), damages, expenses, losses and liabilities incurred by the Purchaser or a member of the Group prior to the expiry of two years from Completion as a result of any claims by the owner or exclusive licensee (other than any member of the Purchaser's Group) of any patent listed in the reports disclosed in the Data Room with Data Room Index reference G.4.2 or the letter sent by Eventemp Limited to BBL disclosed in the Data Room with Data Room Index reference O.1.3A (the "Listed Patents") against any member of the Group that the ARC dispense system (or any part of it) infringes any of the Listed Patents, up to a maximum aggregate sum of L.2,000,000 including (but without prejudice to the maximum aggregate sum) any costs, damages or account of profits awarded against any member of the Group as the result of any related legal proceedings which are commenced prior to the expiry of two years from Completion.

         (H) the value of any German trade mark registrations for the Carling brand sold to the Purchaser's Group under this Agreement or which are owned by a member of the Group and, in either case, which are revoked by any competent legal authority due to the existence of the conflicting trade mark registration nos. 643410 CARLING, 641993 CARLING BLACK LABEL, and 638285 CB Carling Black Label (device) where such revocation is the conclusion of any legal proceedings commenced at any time prior to the expiry of one year from Completion, up to a maximum aggregate sum of L.500,000.

11.3 For the purposes of clause 11.2 "Taverns Business" means the business of the operation and management of licensed and unlicensed outlets including without limitation hotels, public houses, cafeterias and restaurants as carried on by Six Continents PLC and its Subsidiaries under the names of Bass Leisure Retail, Bass Taverns, Six Continents Retail and Six Continents Taverns.

11.4     TCB INDEMNITY

         The Vendor undertakes to the Purchaser to pay to the Purchaser an amount equal to the net costs (after taking account of any tax reliefs available to the Group Companies in respect of these costs) relating to losses (other than in relation to tax), costs, damages or expenses arising out of or in connection with any liabilities suffered or incurred by BHL or any Group Company in relation to any claims or demands made by any Unconnected Third Party in respect of the Business Assets as defined in the TCB BPA or in respect of any assets owned by Bass Ireland Limited. For the avoidance of doubt, this indemnity shall not apply in respect of any matter for which an indemnity is provided in the TCB BPA or any of the TCB Transaction Documents or any matter for which provision is made in the Statutory Accounts, the BHL Accounts, the Completion Accounts or to the extent that the amount would have been recoverable from insurers if the policies of insurance (including those insurance policies with companies within the Interbrew Retained Group) effected by or for the benefit of the Group Companies or TCB were maintained on no less favourable terms as those existing at the date hereof.

11.5     THIRD PARTY BORROWINGS

         The Vendor hereby indemnifies the Purchaser and each Group Company against any costs, claims, demands, expenses, liabilities and losses (in each case other than in respect of tax) suffered or incurred by any such person by reason of or in connection with any (A) Third Party Borrowings and (B) the payment at any time to any employee, officer or consultant of any Group Company of any benefit for which a promise to pay has been made before Completion (including, without limitation, any benefits payable under the PSEV scheme) related to the execution of this Agreement or Completion (and including any such payment designed to retain the services of such persons until or after the occurrence of any of the foregoing), but for the avoidance of doubt excluding the benefits for Stuart Newland, described at H.1.1.4 of the Data Room.

11.6 If the Purchaser or any member of the Group (including for this purpose any Group Company) becomes aware of any third party claim (which for the purposes of this clause 11 shall mean a claim by any natural person, body corporate, unincorporated association, partnership, trust or government body and its agencies or regulatory authority or body not being a claim made by the Purchaser nor any member of the Purchaser Group), potential claim or event which might reasonably be expected to lead to a claim under any of the indemnities in this clause 11, the Purchaser shall forthwith notify the Vendor thereof and shall not enter into any correspondence, discussions or negotiations with, or make any admission of liability, agreement, offer to settle or compromise with any person, body or authority in relation thereto without prior consultation with and the prior agreement (not to be unreasonably withheld or delayed) of the Vendor and shall take (or, as appropriate, co-operate to procure that any Group Company shall take) such action as the Vendor may reasonably request to avoid, dispute, resist, appeal, compromise or defend the third party claim or any adjudication in respect thereof, but subject to the Purchaser and any relevant Group Company being fully indemnified and secured to its reasonable satisfaction by the Vendor against all reasonable Costs and expenses incurred by the Purchaser or any Group Company consequently arising. The action which the Vendor may reasonably request under this clause 11 shall include (without limitation) (in each case on the costs and expenses basis referred to in the preceding sentence):

         (A) the Purchaser allowing, or, as appropriate, co-operating to procure that any Group Company allows the Vendor or its nominee to take on or take over at any time (on the costs and expenses basis referred to in the preceding sentence) the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim; and/or (at the Vendor's discretion);

         (B) the Purchaser assigning or procuring the assignment in each case to the extent Purchaser is able to the Vendor (or as the Vendor may direct) of any rights of action which the Purchaser, any Group Company or any other company in the Purchaser Group may have against any third party solely in respect of the third party claim;

         (C) the Purchaser giving the Vendor or its nominee and its advisers or its nominee's advisers reasonable access to the premises and personnel of the relevant Group Company or company in the Purchaser Group to enable the Vendor or its nominee and its advisers to investigate the third party claim and/or conduct proceedings and/or negotiations of whatsoever nature arising in connection with the third party claims; and/or

         (D) in relation to any liability attaching to or arising out of or in connection with any interest or estate in land or buildings (the "Subject Property") which expression shall include where appropriate any overriding lease granted pursuant to section 19 of the Landlord & Tenant (Covenants) Act 1995, which the Purchaser shall, if so requested, (subject to the acts or omissions of any third party which is not a Group Company) procure the grant of, the Purchaser assigning or transferring or procuring (subject as aforesaid) the assignment or transfer (as the case may be) to the Vendor (or as the Vendor may direct) of the Subject Property or any part thereof for nominal consideration, on the same terms (in relation to the transfer of any legal estate) as those set out in the Taverns Agreement (mutatis mutandis) and otherwise on terms which are reasonable in all the circumstances;

         (E) any actions reasonably required by the Vendor to allow the Vendor or any Interbrew Retained Group Company to comply with its obligations under the Bass SPA.

         in each case subject to the proviso that the Purchaser shall not be required to take any step likely to be prejudicial to its commercial interests.

11.7 If the Vendor or its nominee takes on or takes over the conduct of proceedings and/or negotiations the Purchaser shall, on the basis that the Vendor shall fully indemnify the Purchasers and the relevant Group Company or company in the Purchaser Group against all reasonable Costs incurred by the Purchaser or any Group Company or company in the Purchaser Group consequently arising, provide (or, as appropriate, co-operate to procure that such Group Company or company in the Purchaser Group provides) such information and assistance as the Vendor may reasonably require in connection with the preparation for and conduct of such proceedings and/ or negotiations.

11.8 The Purchaser agrees that it shall not seek to make any claim in relation to the subject matter of the indemnity in this clause 11 under any other provision of this Agreement, including the Vendor Warranties whether or not any such matter shall have been disclosed to it in the Disclosure Letter or otherwise, save that this clause 11 shall not prejudice the Purchasers' right to seek recovery under the Tax Covenant or the Tax Warranties.

11.9 The Vendor shall indemnify the Purchaser against all Costs (other than in respect of tax) arising from any leasehold property which a Group Company has assigned or otherwise disposed of or no longer occupies or uses or in relation to which a Group Company has provided a guarantee.

11.10 The Vendor covenants with the Purchaser (in each case acting for itself and as agent and/or trustee for each Group Company), to pay to the Purchaser (so far as possible by way of reduction of the consideration pursuant to this Agreement, as provided in clause 2.7) an amount equal to any liability, loss, damage, cost, claim or expense incurred in connection with the employment and the termination of employment of Iain Napier excluding any liabilities in relation to Retirement Benefits (as defined in paragraph 20(A) of schedule 7 of this Agreement).

12.      PARENT COMPANY GUARANTEES

12.1     GUARANTEE OF THE VENDOR'S OBLIGATIONS

         In consideration of the Purchasers entering into this Agreement, the Guarantor (as principal obligor and not merely as surety) unconditionally and irrevocably guarantees to the Purchasers as a continuing obligation the proper and punctual performance by the Vendor and Brandbrew of all their respective obligations under or pursuant to this Agreement and all the Ancillary Agreements.

12.2 The Guarantor's liability under this Agreement pursuant to clause 12.1 shall not be discharged or impaired by:

         (A) any amendment to or variation of this Agreement or any of the Ancillary Agreements, or any waiver of or departure from their terms, or any assignment of them, or any part of them, or any document entered into under this Agreement;

         (B) any release of, or granting of time or other indulgence to the Guarantor, the Vendor or Brandbrew or any third party, or the existence or validity of any other security taken by the Purchasers in relation to this Agreement or any of the Ancillary Agreements or any enforcement of or failure to enforce or the release of any such security;

         (C) any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity of or loss of corporate identity by the Vendor and/or Brandbrew and/or any other person (or any act taken by the Purchaser Guarantor in relation to any such event); or

         (D) any other act, event, neglect or omission whatsoever (whether or not known to either the Vendor, the Purchasers or the Guarantor) which would or might (but for this clause) operate to impair or discharge the Guarantor's liability under this clause or any obligation of the Vendor and/or Brandbrew or to afford the Guarantor and/or the Vendor and/or Brandbrew any legal or equitable defence.

12.3 As a separate, additional continuing and primary obligation, the Guarantor, in consideration of the Purchasers entering into this Agreement, undertakes to pay to the relevant Purchasers on demand any and all reasonable Costs suffered or incurred by the relevant Purchasers as a result of either the Vendor's or Brandbrew's failure to observe and perform properly and punctually all their respective obligations under this Agreement or any of the Ancillary Agreements (including, without limitation, by reason of the obligations of the Vendor and/or Brandbrew being or becoming void, unenforceable or otherwise invalid under any applicable law).

12.4 The Guarantor undertakes to (and undertakes to procure that Brandbrew and any other relevant member of the Retained Interbrew Group shall) execute such further documents and do such further acts as may be required by law or as the relevant Purchasers may reasonably request from time to time by way of further assurance of the Target IP and Target Domain Names.

12.5     GUARANTEES OF THE PURCHASERS' OBLIGATIONS

         The Purchaser Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees to the Vendor as a continuing obligation the proper and punctual performance by the Purchaser, Trushelfco (No 2855) Limited and the IP Purchaser of all their respective obligations under or pursuant to this Agreement and all the Ancillary Agreements.

12.6 The Purchaser Guarantor's liability pursuant to clause 12.5 shall not be discharged or impaired by:

         (A) any amendment to or variation of this Agreement or any of the Ancillary Agreements, or any waiver of or departure from their terms, or any assignment of them, or any part of them, or any document entered into under this Agreement;

         (B) any release of, or granting of time or other indulgence to, a Purchaser, Purchaser Guarantor or any third party, or the existence or validity of any other security taken by the Purchasers in relation to this Agreement or any of the Ancillary Agreements or any enforcement of or failure to enforce or the release of any such security;

         (C) any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity of or loss of corporate identity by the Purchaser and/or the IP Purchaser or any other person (or any act taken by the Purchaser Guarantor or a Purchaser in relation to any such event); or

         (D) any other act, event, neglect or omission whatsoever (whether or not known to a Purchaser or the Purchaser Guarantor) which would or might (but for this clause) operate to impair or discharge the Purchaser Guarantor's liability under this clause 12 or any obligation of a Purchaser or to afford the Purchaser Guarantor or a Purchaser any legal or equitable defence.

13.      REORGANISATION AGREEMENTS GUARANTEE

13.1 The Purchasers (as principal obligors and not merely as a surety) unconditionally and irrevocably guarantee to the Vendor and any Interbrew Retained Group Company which is a party to the TCB BPA or the TCB Transaction Documents as a continuing obligation the due and punctual performance after Completion by each Group Company which is a party to the TCB BPA or the TCB Transaction Documents (which for the purpose of this clause 13 shall include any assignee of such Group Company) of all their respective obligations under or pursuant to the TCB BPA or the TCB Transaction Documents (including any documents of transfer) and shall from time to time on demand pay to the Vendor or such Interbrew Retained Group Company any reasonable Costs suffered or incurred by the Vendor or any Interbrew Retained Group Company arising from or in connection with any such Group Company's failure to observe and perform properly and punctually all its obligations under or pursuant to the TCB BPA or the TCB Transaction Documents, or any other agreement entered into pursuant to or in connection with the TCB BPA or the TCB Transaction Documents.

13.2 The Purchasers undertake with the Guarantor that they shall not, and shall procure that after Completion no Group Company or any member of the Purchaser Group shall, seek to set aside, or in any way have invalidated or have declared void or voidable any of the transactions undertaken prior to Completion as part of the TCB Reorganisation. The Purchasers undertake with the Guarantor that they shall indemnify and hold harmless the Vendor and each other Interbrew Retained Group Company for any reasonable Costs incurred arising out of them or any Group Company or any member of the Purchaser Group or any liquidator, receiver, administrator or administrative receiver or creditor of any Group Company or any member of the Purchaser Group seeking to set aside or in any way have invalidated or have declared void or voidable any of such transactions or seeking any order as is referred to in section 241 of the Insolvency Act 1986 at the date hereof, or any order restoring the position to what it would have been if the transactions had not been entered into.

13.3 The Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees to the Purchasers and the Purchaser Group (including any Group Company) as a continuing obligation the due and punctual performance by each Interbrew Retained Group Company which is a party to the TCB BPA or the TCB Transaction Documents (which for the purpose of this clause 13 shall include any assignee of such Interbrew Retained Group Company) of all their respective obligations under or pursuant to the TCB BPA or the TCB Transaction Documents (including any documents of transfer) and shall from time to time on demand pay to the Purchasers or such Group Company any reasonable Costs suffered or incurred by the Purchaser or any Group Company arising from or in connection with any such Interbrew Retained Group Company's failure to observe and perform properly and punctually all of its obligations under or pursuant to the TCB BPA or the TCB Transaction Documents or any other agreement entered into pursuant to or in connection with the TCB BPA or the TCB Transaction Documents.

13.4 The Guarantor undertakes with the Purchasers and the Purchaser Group (including any Group Company) that it shall not, and shall procure that no Interbrew Retained Group Company shall, seek to set aside or in any way have invalidated or have declared void or voidable any of the transactions undertaken prior to Completion as part of the TCB Reorganisation. The Guarantor undertakes with the Purchasers that it shall indemnify and hold harmless the Purchasers and each Group Company for any reasonable Costs incurred arising out of it or any Interbrew Retained Group Company or any liquidator, receiver, administrator or administrative receiver or creditor of it or any Interbrew Retained Group Company seeking to set aside or in any way have invalidated or have declared void or voidable any of such transactions or seeking any order as is referred to in section 241 of the Insolvency Act 1986 or any order restoring the position to what it would have been if the transactions had not been entered into.

13.5 If an obligation of any Group Company which is a party to the TCB BPA or the TCB Transaction Documents or of any Interbrew Retained Group Company which is a party to the TCB BPA or the TCB Transaction Documents is void, voidable or unenforceable for any reason, the Purchasers' and the Guarantor's obligations under this clause are unaffected and the Purchasers shall perform such Group Company's obligations and the Guarantor shall perform such Interbrew Retained Group Companies' obligations as if they were primarily liable for such performance.

13.6 The Vendor undertakes to the Purchaser to indemnify the Purchaser in respect of all Costs other than in respect of tax suffered or incurred by the Purchaser or any member of the Purchaser Group (including after Completion the Group) in connection with, or arising out of, any claims or demands made by any person (including members of the Interbrew Retained Group) in respect of title to, or freedom from Encumbrances of, any asset transferred by any Group Company pursuant to the TCB BPA or the TCB Transaction Documents and/or any representation or warranty provided by any Group Company in the TCB BPA or the TCB Transaction Documents.

13.7 The Purchasers' and the Guarantor's obligations under this clause are continuing obligations and shall not be discharged or impaired by:

         (A) any amendment to or variation of this Agreement or the TCB Transaction Documents, or any waiver of or departure from their respective terms, or any assignment of them or any part of them, or any other document entered into under this Agreement, the TCB BPA or under the TCB Transaction Documents;

         (B) any release of, or granting of time or other indulgence to, the Guarantor, the Purchasers, or any member of the Interbrew Retained Group or the Purchaser Group or any third party, or the existence or validity of any other security taken by any member of the Interbrew Retained Group or the Purchaser Group (including the Group) in relation to this Agreement, the TCB BPA or the TCB Transaction Documents or any enforcement of or failure to enforce or the release of any such security;

         (C) any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Guarantor, the Purchasers or any other person (or any act taken by the Guarantor or the Purchasers in relation to any such event); or

         (D) any other act, event, neglect or omission whatsoever (whether or not known to either of the Vendor, the Purchasers or the Guarantor) which would or might (but for this clause) operate to impair or discharge the Guarantor's or the Purchasers' liability under this clause or any obligation of the Guarantor or the Purchasers or to afford the Guarantor or the Purchasers any legal or equitable defence.

13.8 The Purchasers hereby waive any rights which they may have to claim that the Guarantor or any Interbrew Retained Group Company which is a party to the TCB BPA or the TCB Transaction Documents pursue or exhaust its remedies against any Group Company which is a party to the TCB BPA or the TCB Transaction Documents before proceeding against the Purchasers under this clause 13.

13.9 The Guarantor hereby waives any rights which it may have to claim that the Purchasers or any Group Company which is a party to the TCB BPA or the TCB Transaction Documents pursue or exhaust its remedies against any Interbrew Retained Group Company which is a party to the TCB BPA or the TCB Transaction Documents before proceedings against the Guarantor under this clause 13.

14.      ENTIRE AGREEMENT

14.1 This Agreement and the Ancillary Agreements, the Disclosure Letter, the Certificates of Title and the other documents referred to in this Agreement set out the entire agreement and understanding between the parties in respect of the transfer of the BHL Shares, the BBW Assets, the Target IP, the Target Domain Names and the Caffrey's Rights. It is agreed that:

         (A) no party has entered into this Agreement, or will enter into any Ancillary Agreement in reliance upon any representation, warranty or undertaking of any other party or any of its Connected Persons which is not expressly set out or referred to in this Agreement;

         (B) a party may claim in contract for breach of warranty under this Agreement or any Ancillary Agreement but shall otherwise have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party or any of its Connected Persons;

         (C) this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party or any of its Connected Persons; and

         (D) save as expressly set out in this Agreement or in the other agreements or documents referred to in this Agreement no party or Connected Person of such party shall owe any duty of care to any other party or Connected Person of such other party.

         Each party contracts in this clause 14 on its own behalf and as agent for each of its Connected Persons. Each Connected Person which contracts through the agency of a party may enforce this clause 14 directly against each other party and Connected Person.

         "Connected Person" means (a) a party's officers, employees, group undertakings, agents and advisers, (b) officers, employees, agents and advisers of a party's group undertakings; and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

15.      VARIATION

         No variation of this Agreement (or of any of the agreements or documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

16.      ASSIGNMENT

16.1 Subject to clauses 16.2 to 16.7 below, no party may assign or transfer all or any of its rights or obligations under this Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other parties.

16.2 The Vendor agrees that the Purchasers may assign all or any part of their respective rights or benefits under this Agreement or any Ancillary Agreement (including without limitation the Vendor Warranties, the BBW Warranties and the Tax Covenant) without the consent of the Vendor, by way of security to any person providing financing to the Purchasers or any holding company of a Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

16.3 The Vendor agrees that any benefit of this Agreement that any Purchaser has may be assigned (in whole or in part) by that Purchaser without the consent of the Vendor to any member of the Purchaser Group which is the legal and or beneficial owner for the time being of the BHL Shares, the BBW Assets, the Target IP, the Target Domain Names or the business and assets of any of the Group Companies as if it were that Purchaser under this Agreement.

16.4 If the benefit of the whole or any part of this Agreement is assigned by a Purchaser to any member of the Purchaser Group in accordance with clause 16.3 where any such assignee subsequently ceases to be a member of the Purchaser Group, that Purchaser shall procure that before it so ceases it shall assign that benefit to that Purchaser or to another continuing member of the Purchaser Group.

16.5 The parties acknowledge and agree that if a Purchaser assigns the benefit of this Agreement (including, for the avoidance of doubt and without limitation, the Tax Covenant) in whole or in part to any other person the liabilities of any member of the Interbrew Group under this Agreement to that person shall be no greater than such liabilities would have been had the assignment not occurred.

16.6 The Guarantor or the Vendor may, without the consent of the Purchasers, assign to an Interbrew Group Company the benefit of all or any of the Purchasers' and the Purchaser Guarantor's obligations to it under this Agreement; provided, however, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Interbrew Group Company and any such assignment shall not increase or decrease the liabilities of the Purchasers hereunder.

16.7 Immediately after any assignment in accordance with this clause 16 the Guarantor, the Vendor or the Purchasers where relevant will give written notice of the assignment to the

         Purchasers or the Vendor (as the case may be) containing details of the assignment including the identity of the assignor and assignee.

16.8 Save as provided in clauses 16.2 to 16.6, no party shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

16.9 For the avoidance of any doubt, this clause 16 shall operate to assign the benefit only of any rights or obligations under this Agreement and not the burden of any obligations thereunder. Any purported assignment in contravention of this clause 16 shall be void.

17.      CONFIDENTIALITY AND ANNOUNCEMENTS

17.1 The Purchasers agree that they will not, and will procure that none of the members of the Purchaser Group (including as from Completion the Group Companies) will disclose any information in the Data Room or otherwise obtained in the course of the negotiations of, or otherwise pursuant to, this Agreement and that is confidential in nature so far as that information relates to the Interbrew Retained Group, without the prior written approval of the Vendor (such approval not to be unreasonably withheld or delayed).

17.2 If any Group Company or any of their respective officers holds any confidential information, (which for the purpose of this sub-clause shall mean information relating to the Interbrew Retained Group which such Group Company or person has obtained by reason of being a member or an employee of the Interbrew Group which has not been acquired pursuant to this agreement) then that Group Company or person shall, upon the request of the Guarantor (which request shall specify the relevant information), return such confidential information to the Guarantor, where reasonably possible, provided that where such information cannot physically be separated from confidential information of any member of the Purchaser Group or of any third party, then the relevant member of the Purchaser Group shall not be obliged to return such information. The Purchasers agree that they shall, and shall procure that each member of the Purchaser Group and the Group shall at all times after Completion keep such confidential information confidential and shall make no use of such information. The Purchasers agree that they will keep confidential all information considered confidential by any third party that they receive by virtue of entering into this Agreement (including the Data Room) which is the subject of a confidentiality undertaking given by any member of the Interbrew Retained Group and notified to the Purchasers.

17.3 If any Interbrew Retained Group Company or any of their respective officers holds any confidential information, in relation to the Group Companies, the Business or the Joint Venture Companies which it has obtained by virtue of its ownership of the Group Companies prior to Completion or which it otherwise obtains pursuant to this Agreement (including, without limitation the pricing and other terms of contracts with major customers of the Group Companies), then that Interbrew Retained Group Company or person shall, upon request of the Purchaser return such confidential information to the Purchaser. The Guarantor agrees that it shall, and will procure that each Interbrew Retained Group Company shall, keep such confidential information confidential and shall not disclose or make use of such information.

17.4 Notwithstanding the provisions of this clause 17, either party may use or disclose confidential information where such use or disclosure is necessary:

         (A) for the purpose of preparing the relevant party's annual report and accounts; or

         (B) for the purpose of preparing any Interbrew Retained Group Company's tax returns; or

         (C) to comply with any legal, regulatory or compliance requirements, in each case in the United Kingdom or elsewhere; or

         (D) in connection with the claims or proceedings referred to in clause 7.3 above; or

         (E) in accordance with the terms of any of the Ancillary Agreements or the TCB Transaction Documents.

17.5 Nothing in this clause shall prevent the disclosure of any confidential information:

         (A) to the extent that such disclosure is required expressly by the terms of this Agreement, or by law or by an order of a court or tribunal of competent jurisdiction, the rules or regulations of the Euronext Stock Exchange or any other stock exchange or the rules of or any enquiry by any governmental, official or regulatory body (provided that wherever and to the extent practicable the Vendor or the Purchasers (as the case may be) are given prior written notice of such intended disclosure); or

         (B) to a UK Competent Authority or any other competition authority in connection with the transactions contemplated by this Agreement; or

         (C) which comes into the public domain otherwise than as a result of its wrongful disclosure by the Purchaser Group or the Interbrew Retained Group (as the case may be), their respective advisers or any of their respective employees; or

         (D) by one member of the Interbrew Retained Group or the Purchaser Group (as the case may be) to another member of its respective group or any of its or their respective professional advisers (provided that such other persons are made aware of and comply with the obligation of confidentiality in this clause 17 in respect of such information).

17.6 Except as required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no public announcement or circular nor any other disclosure in connection with the existence or subject matter of this Agreement, any of the Ancillary Agreements or the Disclosure Letter shall be made or issued by or on behalf of the Guarantor, the Vendor, the Purchasers or the Purchaser Guarantor without the prior written approval of the Purchasers (in the case of the Guarantor or the Vendor) or the Guarantor (in the case of a Purchaser or the Purchaser Guarantor) (such approval not to be unreasonably withheld or delayed). For the avoidance of doubt, the parties shall, and shall procure that the members of the Purchaser Group and the Interbrew Retained Group, as the case may be, shall, subject to clause 17.4 and the exceptions in clause 17.5, not disclose and shall keep confidential all of the commercial and other terms (including pricing) of this Agreement, the Ancillary Agreements or the Disclosure Letter.

17.7 The Vendor shall procure the assignment to the Purchaser of the benefit of the confidentiality provisions of all confidentiality agreements and undertakings given by any other potential purchaser of the BHL Shares to the extent that:

         (A) such assignment is not prevented by the terms of such agreements and undertakings; and

         (B) such confidentiality provisions relate to the business of the Group.

         The Vendor will send a letter in a form agreed with the Purchaser to the other parties to such agreements and undertakings authorising the Purchaser to recover all information (as defined in such agreements or undertakings) or requesting certification of its destruction to the Purchaser in each case in accordance with the terms of such agreements and undertakings.

18.      FURTHER ASSURANCES

18.1 Each of the Guarantor, Vendor, Brandbrew, Purchasers and the Purchaser Guarantor shall execute and deliver all such documents and take or procure all such actions and execute or procure the execution of all such documents (in a form reasonably satisfactory to the Guarantor, Vendor, Brandbrew, Purchasers or the Purchaser Guarantor as the case may be) as may from time to time be:

         (A) required by a Purchaser in order to give full title to the BHL Shares to the Purchaser; or

         (B) reasonably required by the Vendor, Brandbrew or any Purchaser in order to secure to the Vendor, Brandbrew or any Purchaser the full benefit of the rights, powers and remedies conferred on it in this Agreement or the Ancillary Agreements; or

         (C) reasonably required by IP Purchaser in order to register IP Purchaser with all relevant intellectual property registries as the proprietor of any Registered Target IP.

19.      COSTS

19.1 Save as expressly set out herein, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement and the Ancillary Agreements and all other documents referred to in this Agreement.

20.      SEVERABILITY

         If any provision of this Agreement is, or is held to be, or becomes illegal, invalid or unenforceable in any respect, then such provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but this shall not affect the legality, validity or enforceability of any of the remaining provisions of this Agreement.

21.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts. Each counterpart shall constitute an original but all of which together constitute one and the same instrument.

22.      NOTICES

22.1 Any notice or other communication to be given by one party to the other or others under, or in connection with, this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 22.2 or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 22.2 and in each case marked for the attention of the relevant party set out in clause
         22.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 22). Any notice so served by hand, fax or post shall be deemed to have been duly given:

         (A)      in the case of delivery by hand, when delivered;

         (B)      in the case of fax, at the time of transmission;

         (C) in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

         References to time in this clause are to local time in the country of the addressee.

22.2     The addresses and fax numbers of the parties for the purpose of clause
         22.1 are as follows:

         INTERBREW S.A.

         Address:                           Vaarstraat 94
                                            B-3000
                                            Leuven
                                            Belgium

         Fax:                               00 32 1631 5446

         For the attention of:              the Corporate Secretary

         with a copy to:                    Simmons & Simmons
                                            CityPoint
                                            One Ropemaker Street
                                            London EC2Y 9SS

         Fax:                               020 7628 2070

         For the attention of:              the Senior Partner

         INTERBREW UK HOLDINGS LIMITED

         Address:                           Vaartstraat 94
                                            B-3000
                                            Leuven
                                            Belgium

         Fax:                               00 32 1631 5446

         For the attention of:              the Corporate Secretary
         with a copy to:                    Simmons & Simmons
                                            CityPoint
                                            One Ropemaker Street
                                            London EC2Y 9SS

         Fax:                               020 7628 2070

         For the attention of:              the Senior Partner

         BRANDBREW S.A.

         Address:                           Rue Carlo Hemmer 4
                                            L-1734
                                            Luxembourg

         Fax:                               00 352 49 49 44

         For the attention of:              the Corporate Secretary


         with a copy to:                    Simmons & Simmons
                                            CityPoint
                                            One Ropemaker Street
                                            London EC2Y 9SS

         Fax:                               020 7628 2070

         For the attention of:              the Senior Partner



         GOLDEN ACQUISITION LIMITED

         Address:                           35 Basinghall Street
                                            London
                                            EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              the Company Secretary

         with a copy to:                    Coors Brewing Company
                                            PO Box 4030
                                            Mailstop NH 335
                                            Golden
                                            Colorado
                                            80401 USA

         Fax:                               001 303 277 7373

         For the attention of:              Chief Legal Officer

         and with a copy to:                Slaughter and May
                                            35 Basinghall Street
                                            London EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              Padraig Cronin

         COORS WORLDWIDE INC

         Address:                           c/o Golden Acquisition Limited
                                            35 Basinghall Street
                                            London
                                            EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              the Company Secretary

         with a copy to:                    Coors Brewing Company
                                            PO Box 4030
                                            Mailstop NH 335
                                            Golden
                                            Colorado
                                            80401 USA

         Fax:                               00 303 277 7373

         For the attention of:              Chief Legal Officer

         and with a copy to:                Slaughter and May
                                            35 Basinghall Street
                                            London EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              Padraig Cronin

         ADOLPH COORS COMPANY

         Address:                           c/o Golden Acquisition Limited
                                            35 Basinghall Street
                                            London
                                            EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              the Company Secretary

         with a copy to:                    Coors Brewing Company
                                            PO Box 4030
                                            Mailstop NH 335
                                            Golden
                                            Colorado
                                            80401 USA

         Fax:                               00 303 277 7373

         For the attention of:              Chief Legal Officer

         and with a copy to:                Slaughter and May
                                            35 Basinghall Street
                                            London EC2V 5DB

         Fax:                               020 7600 0289

         For the attention of:              Padraig Cronin

22.3 A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 22, provided that, such notice shall only be effective on:

         (A) the date specified in the notice as the date on which the change is to take place; or

         (B) if no date is specified or the date specified is less than five Business Days after the date on which notice is given or deemed given, the date following five Business Days after notice of any change has been given.

23.      NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

23.1 Subject to clauses 14, 16 and 23.2, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

23.2 Those persons listed in schedule 11 shall have the right to enforce directly against the Vendor and the Purchasers respectively the waivers contained in clauses 9.21 and 9.22 of this Agreement.

23.3 Notwithstanding the provisions of clauses 23.1 and 23.2, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of the third party identified in those sub-clauses.

24.      GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

24.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

24.2 Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

24.3 The Guarantor, Brandbrew and the IP Purchaser and the Purchaser Guarantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Simmons & Simmons (for the attention of the Senior Partner) currently of CityPoint One Ropemaker Street London EC2Y 9SS in the case of the Guarantor and Brandbrew, and Trusec Limited c/o Slaughter & May currently of 35 Basinghall Street, London EC2V 5DB in the case of the IP Purchaser and the Purchaser Guarantor and any claim form, judgment or other notice of legal process shall be sufficiently served on any of them if delivered to such agent at its address for the time being.

SIGNED by                                           )
for and on behalf of                                )
INTERBREW BELGIUM S.A.                              )
in the presence of:                                 )

SIGNED by                                           )
for and on behalf of                                )
INTERBREW UK HOLDINGS LIMITED                       )
in the presence of:                                 )

SIGNED by                                           )
for and on behalf of                                )
BRANDBREW S.A.                                      )
in the presence of:                                 )

SIGNED by                                           )
for and on behalf of                                )
GOLDEN ACQUISITION LIMITED                          )
in the presence of:                                 )

SIGNED by                                           )
for and on behalf of                                )
COORS WORLDWIDE, INC.                               )
in the presence of:                                 )

SIGNED by                                           )
for and on behalf of                                )
ADOLPH COORS COMPANY                                )
in the presence of:                                 )